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                                                                    EXHIBIT 10.7

               AMENDED AND RESTATED EMPLOYEE TRANSITION AGREEMENT

         This Employee Transition Agreement relating to certain employment matters and employee benefit plans (this "Agreement") dated as of April 1, 2000 and restated as of December 19, 2003 is made and entered into by and among Ford Motor Company, a Delaware corporation ("Ford") and Visteon Corporation, a Delaware corporation and a wholly owned subsidiary of Ford, ("Visteon"). Ford and Visteon are referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

1. Ford determined that it was appropriate and beneficial to separate the activities conducted under the name of "Visteon Automotive Systems, an enterprise of Ford Motor Company," including those activities conducted by any entity in which Ford, directly or indirectly, owns or controls 50% or more of its stock or other equity interests (a "Subsidiary") and by any entity in which Ford, directly or indirectly, owns or controls less than 50% but more than 20% of its stock or other equity interests (an "Affiliate") which is aligned with such enterprise, which presently includes the Chassis Systems, Climate Control Systems, Interior and Exterior Systems, Energy Transformation Systems, Glass Division, and the Visteon Technology Office (collectively, with historic operations, including the former Automotive Products Operations, Automotive Components Division, Electronics, Plastics and Trim, Climate Control, Chassis, Electrical and Fuel Handling, and Glass Divisions, the "Business");

2. Ford concluded that the separation of the Business from its automaking business would (i) alleviate competitive barriers to expanding the Business beyond sales to Ford, Ford Subsidiaries and Ford Affiliates,
         (ii) allow Ford to overcome competitive barriers to making purchases from third-party automotive suppliers, and (iii) enhance the Business' ability to attract employees and permit the Business to offer employee incentives more directly tied to the performance of the Business;

3. Ford caused Visteon to be formed for the purpose of carrying on and conducting the Business;

4. Ford and Visteon have entered into various agreements, including a Master Transfer Agreement dated as April 1, 2000 to effect the separation of the Business;

5. The Parties desired that Ford transfer to Visteon certain employees who were engaged in doing work for the Business and to provide for the orderly transition of employee benefit plans and the Parties executed this Employee Transition Agreement as of April 1, 2000;

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6.       Pursuant to Amendment Number One to Employee Transition Agreement dated as of January 12, 2001 between Ford and Visteon, the Employee
         Transition Agreement was amended; and

7. The Parties desire to further amend and restate the Employee Transition Agreement in its entirety as provided below, effective as of restatement date first written above.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledge, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

1.01 "BENEFIT TRANSITION DATE" shall mean the first day of the month coincident with or immediately following the Distribution Date except with respect to the Ford Flexible Benefits Plan shall mean June 1, 2000.

1.02 "CODE" shall mean the Internal Revenue Code of 1986, as amended.

1.03 "DISTRIBUTION DATE" shall mean the date Ford will distribute to Ford shareholders all of the shares of Visteon common stock then owned by Ford.

1.04 "DOL" shall mean the U.S. Department of Labor.

1.05 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.06 "FORD BUSINESS EMPLOYEES" shall mean

         (i) Persons who are enrolled on the Ford salaried payroll (U.S. or non-U.S) or enrolled on the Ford hourly payroll in non-U.S jurisdictions and who are actively at work at the Business the day prior to the Transfer Date including those on paid time off (i.e. Jury Duty Pay, Bereavement Pay, Short Term Military Pay, Vacation and Paid Holiday) and those on reduced or alternate work schedules, but excluding Ford employees who are on temporary assignment to the Business ("Active Ford Business Employees"); and

         (ii) Persons who are absent from such salaried or hourly employment as of the day prior to the Transfer Date on account of short term or long term

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                  disability leave or other approved leaves of absence, or
                  layoff (Inactive Ford Business Employees").

1.07 "FORD RETIREE" shall mean a former Ford Business Employee, or a surviving spouse or beneficiary of a former Ford Business Employee, who had terminated service with Ford or Visteon and is receiving retirement benefits under a Ford sponsored retirement plan as of the Benefit Transition Date or who terminated employment with Ford or Visteon on or before the Benefit Transition Date and is eligible on the Benefit Transition Date to receive immediate or future retirement benefits (including deferred vested benefits) under the Ford sponsored retirement plan.

1.08 "GENERAL RETIREMENT PLAN" or "GRP" shall mean the General Retirement Plan of Ford Motor Company and its participating subsidiaries.

1.09 "GLOBAL FORD BUSINESS EMPLOYEES" shall mean all employees of Ford or its the Subsidiaries or Affiliates who are engaged in the conduct of the Business prior to the Transfer Date, including but not limited to

         (i)      Ford Business Employees; and

         (ii) Persons who are enrolled on the payroll of a Subsidiary or Affiliate of Ford engaged in the Business as of the Transfer Date, or persons who are no longer active but who had been employed by a Subsidiary or Affiliate engaged in the Business at any time prior to the Transfer Date ("Subsidiary Employees").

1.10 "GLOBAL VISTEON EMPLOYEES" shall mean all employees of Visteon or its subsidiaries or affiliates who are engaged in the conduct of the Business after the Transfer Date, including but not limited to

         (i)      Visteon Employees; and

         (ii) Subsidiary Employees who as a result of the transfer of Ford's interest in the Subsidiary or Affiliate to Visteon as of the Transfer Date, became employed by, or became the responsibility of, a subsidiary or affiliate of Visteon on the Transfer Date.

For purposes of this Agreement, Global Visteon Employees shall not include any employees hired directly by Visteon or its subsidiaries or affiliates after the Transfer Date.

1.11 "GOVERNANCE COUNCIL" shall mean the governance council described in Section
6.1 of the Relationship Agreement between Ford and Visteon dated as of the date of this Amended and Restated Employee Transition Agreement between Ford and Visteon.

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                                       4

1.12 "GROUP I EMPLOYEE" shall mean a U.S. Visteon Employee who as of the Benefit Transition Date is eligible for immediate normal or regular early retirement under the provisions of the GRP as in effect on the Benefit Transition Date.

1.13 "GROUP II EMPLOYEE" shall mean a U.S. Visteon Employee who

         (i)      is not a Group I Employee;

         (ii) has as of the Benefit Transition Date a combination of age and credited service under the GRP that equals or exceeds sixty
                  (60) points (partial months disregarded); and

         (iii) could have become eligible for normal or regular early retirement under the provisions of the GRP as in effect as of the Benefit Transition Date within the period after the Benefit Transition Date equal to the employee's credited service under the GRP as of the Benefit Transition Date.

1.14 "GROUP III EMPLOYEE" shall mean any U.S. Visteon Employee who participants in the GRP other than a Group I or II Employee.

1.15 "IRS" means the U.S. Internal Revenue Service.

1.16 "OSHA" shall mean the Occupational Safety and Health Act of 1970, as amended.

1.17 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

1.18 "SFAS NO. 87" shall mean the Statement of Financial Accounting Standards No. 87.

1.19 "SFAS NO. 106" shall mean the Statement of Financial Accounting Standards No. 106.

1.20 "TRANSFER DATE" shall mean the date specified in the Master Transfer Agreement with respect to each entity or interest to be transferred pursuant thereto.

1.21 "VISTEON BALANCE SHEET" shall mean the balance sheet for Visteon Automotive Systems as of March 31, 2000, as prepared by Ford.

1.22 "VISTEON EMPLOYEES" shall mean

         (i) Active Ford Business Employees who are transferred to Visteon pursuant to the terms hereof and who are at work on the Transfer Date including those on paid time off (i.e., Jury Duty Pay, Bereavement Pay, Short Term Military Pay, Vacation Pay and Paid Holiday) and those on reduced or

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                                       5

                  alternate worK schedules; and

         (ii) Inactive Ford Business Employees or Ford Retirees on a disability retirement who are transferred to Visteon pursuant to the terms hereof on the Reinstatement Date or Disability Retiree Reinstatement Date.

         For purposes of this Agreement, Visteon Employees shall not include any employees hired directly by Visteon after the Transfer Date, except for those specified in (ii) above. "Visteon Employees" shall also include any Ford employee who transferred to Visteon after the Transfer Date and on or prior to the Distribution Date.

1.23 "VISTEON RETIREE" shall mean a former Ford Business Employee, or a surviving spouse or beneficiary of a former Ford Business Employee, who became a Visteon Employee and who terminated service with Visteon after the Benefit Transition Date and is receiving retirement benefits under a Ford sponsored retirement plan and a Visteon sponsored retirement plan.

                                   ARTICLE II

                            EMPLOYMENT RESPONSIBILITY

2.01     EMPLOYEE CENSUS.

         On the Transfer Date, Ford shall provide Visteon a preliminary employee census ("Employee Census") containing the following information:

         (i)      a list of all Active Ford Business Employees by location;

         (ii)     a list of all Inactive Ford Business Employees by location;

         (iii)    the job classification of each Ford Business Employee;

         (iv)     the Ford Service Date of each Ford Business Employee;

         (v)      the base monthly salary of each Ford Business Employee;

         (vi) the reason for any absence of any Ford Inactive Business Employee and the date any leave expires.

Ford shall finalize the Employee Census no later than thirty (30) days after the Transfer Date, subject to Visteon review. Ford shall not be responsible for providing Visteon an Employee Census of the Global Ford Business Employees.

2.02     EMPLOYMENT TRANSFER.

         Unless otherwise agreed, Ford shall transfer the employment of the Active Ford Business Employees to Visteon effective on the Transfer Date and the Active Ford Business Employees shall become Visteon Employees effective on the Transfer Date. Ford shall transfer to Visteon the employment of an Inactive Ford Business Employee who is recalled from layoff or other inactive status or requests reinstatement on or

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                                       6

before the date such employee's leave of absence expires or as of the date such employee's medical disability ceases and such employee is released by their personal physician to return to their former position of employment or a comparable position consistent with any medical restrictions, as applicable (the "Reinstatement Date"). In addition, Ford shall transfer to Visteon employment responsibility for a Ford Retiree on a disability retirement ("Disability Retiree") on the date the medical disability ceases, such employee is released by their personal physician to return to their former position of employment or a comparable position consistent with any medical restrictions, and the retirement committee approves the return to work ("Disability Retiree Reinstatement Date"). The Transfer Date, the Reinstatement Date and the Disability Retiree Reinstatement Date shall be known as the "Employment Date". Notwithstanding the above, Visteon shall remain financially responsible for any costs incurred by Ford or its benefit plans and programs related to the Inactive Ford Business Employees between the Transfer Date and the Employment Date, and Visteon shall reimburse Ford for any such costs under a method to be mutually agreed by the Parties. A Ford Business Employee who is on an international service assignment to a non-Business activity as of the Distribution Date shall remain in such assignment until scheduled to return and shall return to the originating activity. A Ford employee who is on international service assignment to a Business activity as of the Distribution Date shall remain in such assignment until scheduled to return and shall return to the originating activity. Visteon or Ford, as applicable, shall reimburse the other for the costs of such employees after the Distribution Date under a method to be mutually agreed by the Parties. A Ford Business Employee who is on international service assignment to a non-Business activity as of the Distribution Date shall be considered a Visteon Employee as of the Transfer Date, and generally shall be covered under the terms of this Agreement to the same extent as other Visteon Employees. Visteon and Ford shall determine at a later date appropriate transition measures for such employees, and for a Ford employee who is on international service assignment to a Business activity as of the Distribution Date, pursuant to the process described in Section 3.13.

2.03     RECOGNITION OF SERVICE.

         Visteon shall recognize, or shall cause its subsidiaries or affiliates to recognize, the Ford Service Date or Subsidiary Service Date, as applicable, of each Global Visteon Employee in determining years of service under the employee benefit plans and other compensation and benefit practices and polices of Visteon or its subsidiaries or affiliates both prior to the Benefit Transition Date and thereafter, except as otherwise provided in this Agreement.

2.04     COMPENSATION AND BENEFIT PLANS.

         Visteon shall pay each Global Visteon Employee at the same base salary rate or hourly rate as was applicable to them as a Global Ford Business Employee, and shall implement any merit, promotional or other increases that were scheduled to go into effect as of the Transfer Date. Effective on the Transfer Date, and except as otherwise provided in this Agreement, Visteon shall adopt the same benefit plans and programs
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                                       7

for Visteon Employees as are in effect for Ford Business Employees as of the Transfer Date, and shall participate in the Ford employee benefit plans and programs as a participating subsidiary or its equivalent until the Benefit Transition Date. Visteon shall reimburse Ford for any such legally incurred cost and expense consistent with the methods presently in effect for charging such expenses to participating subsidiaries or their equivalents using methodology consistent with U.S. GAAP and acceptable to both Parties. In addition, Visteon shall reimburse Ford for any costs and expense incurred prior to the Benefit Transition Date and that relate to Ford Retirees under an incentivized separation program. Effective on the Benefit Transition Date, and except as otherwise provided herein, Visteon shall adopt, or shall cause its subsidiaries or affiliates to maintain or adopt, benefit plans and programs for the U.S. Global Visteon Employees that are substantially comparable in the aggregate to those that were in effect on the day immediately preceding the Benefit Transition Date and shall continue such programs substantially in effect for at least four (4) years after the Distribution Date, provided, however, if Ford makes changes in the benefit plans and programs applicable to Ford employees during the four (4) year period, Visteon or its subsidiaries or affiliates, as applicable, shall be permitted, but shall not be required, to make a comparable change. The comparability period shall not be effective with respect to U.S. employees of Visteon who were hired as new hires by Visteon after the Transfer Date or with respect to non-U.S. Global Visteon Employees. Except as otherwise provided in this Agreement, Ford shall take such action as is necessary to eliminate Global Visteon Employees from Ford sponsored benefit plans and programs as of the Benefit Transition Date unless otherwise agreed by the Parties, and thereafter Global Visteon Employees shall have no rights under any such plans or programs.

2.05     PAID TIME OFF.

         Effective as of the Employment Date, each Global Visteon Employee shall retain the same paid time off eligibility they had under Ford's paid time off policy, or the policy of Ford's Subsidiaries or Affiliates. Any paid time off used by a Global Ford Business Employee in 2000 prior to the Employment Date shall be counted against such employee's entitlement as a Global Visteon Employee after the Distribution Date until December 31, 2000.

2.06     COLLECTIVE BARGAINING AGREEMENTS.

         Certain of the Ford Business Employees are covered under the terms of the collective bargaining agreements listed on Attachment A. Effective as of the Transfer Date, Visteon shall assume the obligation of Ford under the collective bargaining agreements applicable to such employees, and Ford shall be relieved of any further obligations under such agreements with respect to such employees. The Agreement Governing the Separation of the Ford Visteon Organization dated January 25, 2000 between Ford and the Ford European Works Council, attached hereto as Attachment B, shall apply to the Ford Business Employees represented by the Ford European Works Council, and Visteon agrees to abide by its terms.

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                                       8

2.07     REEMPLOYMENT RESTRICTION.

         Except with the consent of Visteon, Ford shall not hire any Global Visteon Employee during the period commencing as of the Distribution Date and terminating twelve months thereafter, unless otherwise required by law.

         Notwithstanding the above, Ford shall be permitted to hire any Global Visteon Employee during the twelve month period in the event such Global Visteon Employee incurs an employment loss as a result of a Reduction in Force (as hereafter defined). A "Reduction In Force" means an action by Visteon that results in an employment loss for (i) at least ten (10) employees either within a thirty (30) day period or at any time if the employment loss was related to a single employment decision or (ii) any number of employees in the event of a plant or facility closing. An employee suffers an employment loss if (i) the individual's employment ends for any reason other than a discharge for cause, voluntary resignation or voluntary retirement; (ii) the individual is placed on a layoff which is reasonably expected to exceed six months; or (iii) the individual's hours of employment are reasonably expected to be involuntarily reduced by more than fifty (50) percent during each month of a six month period. An employment loss shall not be deemed to have occurred if the employee was transferred to a successor employer in connection with a sale, disposition or reorganization of all or any part of Visteon's business.

                                   ARTICLE III

                             EMPLOYEE BENEFIT PLANS

3.01     U.S. QUALIFIED DEFINED BENEFIT RETIREMENT PLANS.

         a. GRP Participating Subsidiary. U.S. Ford Business Employees participate in the GRP as employees of Ford. Effective as of the Transfer Date, Visteon shall take such corporate action as is necessary to participate in the GRP as a "Participating Subsidiary" as defined in the GRP with respect to the Visteon Employees until the Benefit Transition Date. Ford hereby consents to such participation by Visteon. Visteon shall reimburse Ford for the cost of any early separation incentive programs applicable to U.S. Ford Business Employees prior to the Benefit Transition Date.

         b.       Visteon Mirror GRP.

                  (i) Establishment of Plan. Effective on the Benefit Transition Date, or such later date as the Parties may mutually agree, Visteon shall establish its own defined benefit pension plan that with respect to Group III Employees contains provisions that duplicate the benefit provisions of the GRP as it pertains to service prior to the Benefit Transition Date and with respect to Group I and II Employees, contains substantially comparable benefit provisions with respect to

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                                       9

                           service after the Benefit Transition Date ("Visteon Mirror GRP"). The Visteon Mirror GRP shall be responsible for providing retirement benefits for Group I and Group II Employees for service on or after the Benefit Transition Date and, subject to receipt of the asset transfer described below, for Group III Employees for service recognized under the GRP prior to the Benefit Transition Date and for service with Visteon after the Benefit Transition Date. The Visteon Mirror GRP shall recognize credited service of Visteon Employees under the GRP through the Benefit Transition Date for purposes of eligibility to participate and eligibility for benefits to the same extent as such credited service (or ERISA service) was counted under the GRP. Notwithstanding the above, for purposes of calculating the Part B Contributory Benefit, only a total of thirty five (35) years of combined Ford and Visteon service may be used. Apportionment of the Part B Contributory Benefit between the GRP and the Visteon Mirror GRP when total years of Contributory Service exceed 35, shall be computed as follows:

                                  GRP:                    PB x N / 35

                                  Visteon Mirror GRP:     PB x (35 - N) / 35

                           where PB is the total Part B Contributory Benefit payable under the GRP computed as if the participant had 35 years of GRP Contributory Service at date of retirement and N is the number of years (and months) of Contributory Service under the GRP to a maximum of 35 years.

                  (ii) Asset Transfer Valuation. Ford shall cause to be transferred from the GRP assets in cash or cash equivalents, or marketable securities reasonably acceptable to Visteon, that shall equal the projected benefit obligation, as defined in SFAS No. 87, of the liabilities related to the Group III Employees as of the Benefit Transition Date ("GRP PBO Value") determined by an independent actuary appointed by Ford ("Ford Actuary") in accordance with the principles stated below:

                           (A) The present value of liabilities will be determined under SFAS No. 87 as the projected benefit obligation, using the actuarial assumptions and methods that are published in the most recent actuarial valuation for accounting purposes for the GRP prepared by Buck Consultants.

                           (B) A discount rate as of the Benefit Transition Date determined by Ford using its normal methods for developing a SFAS No. 87 discount rate but based on market interest rates as of the Benefit Transition Date.

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                                       10

                           In no event shall the GRP PBO Value as calculated on the basis described above result in an asset transfer less than the amount necessary to reflect the requirements of the provisions of Code Section 411(d) and 414(l) and the Treasury Regulations issued thereunder and the actuarial methods and assumptions established by the PBGC with respect to spin-offs of pension plans where liabilities, for purposes of Code
                           Section 411 (d) and 414(l), are calculated using a discount rate equal to the applicable rate or rates published by the PBGC and in effect for plans terminating on the Benefit Transition Date. The determination of the GRP PBO Value by the Ford Actuary shall be submitted to an independent actuary appointed by Visteon (the "Visteon Actuary") for verification but such verification shall relate only to the calculation of the GRP PBO Value on the basis set forth above. If the Visteon Actuary and the Ford Actuary are unable to agree on a verification, they shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the costs of such third actuary.

                  (iii) Transfer to Qualified Plan. Within ninety (90) days of the Transfer Date (but in no event later than the Benefit Transition Date), Visteon shall provide Ford with the plan document for the Visteon Mirror GRP, together with either (A) an opinion letter of counsel reasonably acceptable to Ford that the Visteon Mirror GRP satisfies the requirements for qualification under Section 401 (a) of the Code as of its effective date or will be amended to meet the qualification requirements in the event the IRS requires retroactive amendments to the Visteon Mirror Plan as part of the determination letter process and that the transfer of assets provided in (iv) below shall not affect the qualification of such plan, or (B) a favorable determination letter issued by the IRS that the Visteon Mirror GRP satisfies the requirements for qualification under Section 401 (a) of the Code as of its effective date.

                  (iv) Asset Transfer. As soon as practicable after the latest of (A) the date on which the GRP PBO Value is determined and verified pursuant to (ii) above, (B) the expiration of thirty days following the filing of Forms 5310 with the IRS and PBGC in respect of the GRP and the Visteon Mirror GRP or (C) the receipt by Ford of the opinion or determination letters described in (iii) above and determination by Ford that the Visteon Mirror GRP satisfies the terms of this Agreement (the "Asset Transfer Date"), Ford shall cause the trustee of the GRP to transfer assets and respective liability therefore to the Visteon Mirror Pension Plan in such amount and in such form as provided in (ii) above, together with interest

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                                       11

                           from the Benefit Transition Date to the first of the month immediately preceding the Asset Transfer Date, at the Ford Master Trust rate or return, and thereafter until the Asset Transfer Date, interest at the 90-day Treasury Bill rate on a bond equivalent yield in effect on the last business day of the month immediately preceding or coincident with the Asset Transfer Date as quoted in the Wall Street Journal.

                  (v) No Further Liability. Upon receipt of the transferred assets from the GRP, neither Ford nor the GRP shall have any further liability to the Group III Employees for benefits for service under the GRP with respect to which liabilities and assets have been transferred. Ford and Visteon shall use their respective best efforts to make amendments to their respective plans and trusts as may be necessary or appropriate to effect the transfers contemplated by these provisions.

                  (vi) Pension Security. The assets of the Visteon Mirror GRP that are transferred from the GRP trust as provided in section (iv) above, and any earnings thereon, shall be held in a separate trust for a period equal to five years commencing as of the Benefit Transition Date. Such assets shall be available only for the purposes of providing pension benefits for plan participants and their beneficiaries for service under the Ford GRP through the Benefit Transition Date ("Visteon Past Service Trust"). In the event the assets in the Visteon Past Service Trust are insufficient to pay the liability for accrued benefits measured on a plan termination basis, determined as of each year end, using PBGC assumptions, including the PBGC discount rates, mortality tables and expected retirement ages unless Ford agrees to such other rates, tables and assumptions certified to by the Visteon Actuary as appropriate for measuring liabilities on a plan termination basis, while such Visteon Past Service Trust is maintained, Visteon shall contribute sufficient cash within thirty days of the date the year-end calculation is complete to restore the assets in the Visteon Past Service Trust to be at least equal to such termination liability. Notwithstanding the above, Visteon need not contribute in any year an amount greater than the maximum tax deductible contribution allowed for such year, and provided further, that if the contribution required would exceed $10 million in any year, Visteon shall have the option to pay $10 million the first year, and shall pay the balance in succeeding years in annual installments of at least $5 million until the obligation is satisfied, together with interest on the obligation at the 90 day Treasury Bill rate as quoted in the Wall Street Journal for the relevant period (the "Financial Burden Formula"). Visteon shall not terminate the Visteon Mirror GRP and revert assets to Visteon for a

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                                       12

                           period of five years after the Benefit Transition Date. Visteon shall not invest any assets of the Visteon Past Service Trust in an employer security as defined in Section 407(d)(1) of ERISA for a period of five years after the Benefit Transition Date.

         c.       Ford GRP Pension Liability.

                  (i) Ford Retirees. The GRP shall retain liability for retirement benefits for all Ford Retirees, and shall retain all GRP assets with respect thereto. The benefits payable shall be based on the benefit provisions applicable under the GRP as of the date of retirement, and as may be subsequently amended. To the extent that such benefit is based on final average salary under the GRP, the GRP will take into account any base salary paid at Visteon while an employee as of the December 31 prior to the Benefit Transition Date. Ford shall amend the GRP to provide that Ford Retirees may be employed at Visteon after the Distribution Date and remain eligible to receive benefits under the GRP.

                  (ii) Group I and Group II Employees For Pre-Benefit Transition Date Service. The GRP shall retain liability for retirement benefits of Group I and Group II Employees, but only for service through the Benefit Transition Date. The GRP shall recognize credited service (or ERISA service) of U.S. Visteon Employees under the Visteon Mirror GRP for purposes of eligibility to participate and eligibility for benefits to the same extent as if such credited service (or ERISA service) was earned under the GRP, but not for purposes of benefit calculation. The retirement benefits paid to Group I and Group II Employees from the GRP shall be based on the benefits in effect as of the retirement date using the final average salary of the Group I or Group II Employee at retirement from Visteon, giving effect to Visteon base salary increases after the Benefit Transition Date. Visteon shall reimburse Ford for the following additional costs: (A) the cost of benefit increases under the GRP that occur after the Benefit Transition Date and relate to service prior to the Benefit Transition Date; (B) for the effect on the PBO related to Group I and Group II Employees for any Visteon average merit salary increase which exceeds the average Ford merit increase by one-half percent in any given year, provided Visteon shall receive credit if the Visteon average merit salary increase is less than the average Ford merit increase by one-half percent in any given year; and (C) for the effect on the PBO related to Group I and Group II Employees as a result of Visteon's implementation of any early separation incentive programs or a Reduction in Force, provided however, that Visteon shall receive credit if the effect of such programs reduces the PBO. For purposes of the 2001 Visteon Separation Programs, as defined below, it is acknowledged and agreed that the present value as of July 1, 2001 for the effect of the 2001 Visteon Separation Program (phase 1) on the PBO related to the Group I and Group II Employees is $28,865,296.00 and as of September 1, 2001 (phase II) the effect is $1,947,437.00, which also includes the effect on the PBO related to the BEP and SERP as provided in Section 3.02(c)(ii), as amended. In accordance with Exhibit Z, Visteon shall reimburse Ford $ 30,812,733.00, together with interest, as provided below. The "2001 Visteon Separation Program" shall mean involuntary separation programs established by Visteon for calendar year 2001. Such reimbursements shall be done annually no later than the later of (a) March 31 with respect to the preceding calendar year and (b) thirty days after the annual actuarial valuation of the GRP is completed by the Ford Actuary and verified by the Visteon Actuary. If the reimbursements for either Party exceed in the aggregate $10 million per year (relating to costs under (A), (B) and (C) under Section 3.02(c) (ii) or under this Section incurred in that year, but not including costs under (A), (B) and (C) under Section 3.01c(ii) or this Section for prior years, the Party with the obligation shall have the option to pay the obligation according to the Financial Burden Formula.

         d.       Prorated GRP Supplements.

                  (i) Early Retirement Supplement. To the extent that an Early Retirement Supplement is payable under the GRP to a Group I or Group II Employee who has completed at least 30 years combined GRP and Visteon Mirror GRP credited service, the amount of the Early Retirement Supplement shall be computed as described below:

                           (a) The GRP shall pay an Early Retirement Supplement equal to:

                                    ("Total 30 and Out Benefit" minus LIB) x FS
                                    (Max. 30) / 30

                           (b) While the Visteon Mirror GRP has the same benefit provisions as the Ford GRP, the Visteon Mirror GRP shall pay an Early Retirement Supplement equal to:

                                    ("Total 30 and Out Benefit" minus LIB) x [30
                                    minus FS (Max. 30)] / 30

                                    where

                                    "Total 30 and Out Benefit" is the Total 30 and Out Benefit applicable when the total GRP and Visteon Mirror GRP credited service exceeds 30 years. For illustration, the amount of Total 30 and Out Benefit from October 1, 1999 to September 30, 2000 is $2,380 per month.

                                    "FS (Max. 30)" is total credited service in the GRP, not to exceed 30 years.

                                    "LIB" is the monthly Life Income Benefit
                                    (before survivor option) applicable to the total GRP and Visteon Mirror GRP credited service.

                                    The amount of "Total 30 and Out Benefit" minus LIB cannot be negative.

                           (c)      Exhibit AA illustrates the methodology.

                  (i) Interim Supplement or Temporary Benefit. To the extent that any Interim Supplement or Temporary Benefit is payable under the GRP to a Group I or Group II Employee, the amount of the Interim. Supplement or Temporary Benefit as applicable, shall be determined by multiplying the number of years of credited service (not to exceed 30), including fractions of a year, under the GRP as of the Benefit Transition Date by the monthly Interim Supplement Rate, or Temporary Benefit Rate, as applicable, in effect at the time of retirement. To the extent that any Interim or Temporary Benefit is payable under the Visteon Mirror GRP to a Group I or Group II Employee, the amount of the benefit shall be determined by multiplying the number of years of credited service (except if the combined Ford and Visteon service exceeds thirty, then the Visteon benefit shall be determined by subtracting from thirty years the years of Ford credited service), including fractions of a year, under the Visteon Mirror GRP by the monthly Interim Supplement Rate, or Temporary Benefit Rate, as applicable, in effect at the time of retirement. In the event a Group I or Group II Employee has credited service under the GRP of thirty or more years as of the Benefit Transition Date, no Visteon Mirror Interim Supplement or Temporary Benefit shall be payable.

         e. Group II Employees Who Fail Grow-in. Except as otherwise provided by law, for those Group II Employees who do not continue to be employed by Visteon or a successor to Visteon until such time as their age and combined service with Ford through the Benefit Transition Date and with Visteon or its successor after the Benefit Transition Date would be sufficient to result in eligibility for retirement under the GRP, any benefit payable for years of service prior to the Benefit Transition Date shall be based on the benefit rate and final average salary, if applicable, in effect under the GRP on the date such employee breaks service under the Visteon Mirror GRP. In such event, such employee shall be treated as a "deferred vestee" under the GRP, if otherwise eligible based on combined service. Benefits for service at Visteon after the Benefit Transition Date shall be payable by Visteon. Notwithstanding the above, in the event that Visteon implements a Reduction in Force that prevents a Group II Employee who is at least age 45 with 10 or more years of credited service under the GRP at the time of separation from Visteon employment from achieving eligibility for the grow-in because the employee was separated from Visteon employment, Ford shall amend the GRP to provide that such affected Group II Employee shall be permitted to continue to grow-in to retirement eligibility despite the employment loss. Such a Group II Employee shall be eligible for the following types of retirement under the GRP. If the Group II Employee was between ages 50 and 54 (inclusive) with at least 10 years of credited service recognized under the GRP at the time of separation from Visteon employment prior to April 1, 2002, such employee shall be eligible for a special early retirement benefit under the GRP commencing at age 55. If the Group II Employee was between ages 50 and 54 (inclusive) with at least 10 years of credited service recognized under the GRP at the time of separation from Visteon employment on or after April 1, 2002, such employee shall be eligible for a regular early retirement benefit commencing at age 55 but not a special early or disability retirement benefit. If the Group II Employee was between ages 45 and 49 (inclusive) with at least 10 years of credited service recognized under the GRP at the time of separation from Visteon employment, such employee shall be eligible for a regular early retirement benefit commencing at age 55, but shall not be eligible for an Early Retirement Supplement or Interim Supplement under the GRP or a special early or disability retirement benefit. Any benefit payable under the GRP for years of service prior to the Benefit Transition Date shall be based on the benefit rate in effect on the employee's retirement date and final average salary, if applicable, in effect on the date such employee breaks service under the Visteon Mirror GRP. The cost of providing any post retirement health and life benefits under the Plans for such a Group II Employee shall be paid by Visteon, in accordance with Section
                  3.03 as provided for other Group II Employees.

         f. U.S. Master Trust. After the Transfer Date, the defined benefit plans of Ford Electronics arid Refrigeration, LLC. ("FE&R") may continue to participate in the U.S. Ford Master Trust until the Benefit Transition Date. Visteon shall establish a U.S. Visteon Master Trust no later than the Benefit Transition Date and Ford shall cause the Trustee of the U.S. Ford Master Trust to transfer the assets in such U.S. Ford Master Trust allocable to FE&R's defined benefit plans to the trustee of the U.S. Visteon

                  Master Trust. Assets shall be valued at the end of the month coincident with or following the Distribution Date ("Valuation Date") and cash or cash equivalents, or marketable securities acceptable to Visteon, shall be transferred within thirty (30) days thereafter, together with interest from the Valuation Date to the asset transfer date at the 90-day Treasury Bill rate on a bond equivalent yield in effect on the last business day of the month immediately preceding the asset transfer date as quoted in the Wall Street Journal. Assets attributable to such plans that are held outside the Ford Master Trust also shall be transferred to Visteon on or before the asset transfer date, in such form as such assets are presently held. Nothing herein contained shall be construed as to prohibit Ford from causing Visteon to transfer assets and liabilities from FE&R sponsored salaried defined benefit plans to Ford sponsored defined benefit plans prior to the Benefit Transition Date for the purpose of aligning appropriate liabilities with respect to the Business, provided such transfers comply with applicable law and result in each such FE&R salaried defined benefit plan having assets with a fair market value as of January 1,2000 equal to the projected benefit obligation, as defined in SFAS No. 87, of the liabilities related to non-transferred participants in each such plan as of January 1, 2000. Visteon shall cooperate with Ford in effectuating such transfers in the period between the Transfer Date and the Benefit Transition Date.

         g. Avoidance of Duplication. Both Ford and Visteon recognize that, while the benefit provisions of the Visteon Mirror GRP are the same as the GRP, the retirement benefits payable to a Group I or Group II Employee who retires with credited service in both plans is to equal the benefit otherwise payable to such employee as if total credited service were in the GRP.

                  Both Ford and Visteon agree that application of this Agreement shall, in all respects, be consistent with this principle.

         h. Disability Retirement. Notwithstanding anything herein to the contrary, in the event a Group I Employee (other than a Group I Employee who as of the Benefit Transition Date is eligible for immediate normal retirement under the provisions of the GRP as in effect on the Benefit Transition Date) or a Group II Employee

                  (i) becomes totally and permanently disabled as provided for under the terms of the GRP; and

                  (ii) such disability is approved by the GRP Retirement Committee,

                  the GRP shall pay Disability Retirement benefits based on the employee's credited service through the Benefit Transition Date.

3.02     U.S. NON-QUALIFIED RETIREMENT PLANS.

         a. Participating Subsidiary. Ford maintains the following U.S. non-qualified retirement plans in which certain U.S. Ford Business Employees who are eligible under the terms of the plans participate: The Benefit Equalization Plan ("BEP"), the Supplemental Executive Retirement Plan ("SERP") and the Executive Separation Allowance Plan ("ESAP") and the Select Retirement Plan ("SRP"). As of the Transfer Date, Visteon shall take such corporate action as is necessary to become a Participating Subsidiary under the SERP, ESAP and SRP and Ford hereby consents to such participation.

         b. Visteon Mirror NQPs. Effective on the Benefit Transition Date, Visteon shall establish for the benefit of the U.S. Visteon Employees who are otherwise eligible as of the Benefit Transition Date for a BEP, SERP or ESAP benefit, its own non-qualified retirement plans that with respect to eligible Group III Employees contain provisions that duplicate the benefit provisions of the BEP, SERP and ESAP as it pertains to service prior to the Benefit Transition Date and with respect to eligible Group I and Group II Employees, contains substantially comparable benefit provisions with respect to service after the Benefit Transition Date ("Visteon Mirror NQPs"). For eligible Group I and Group II Employees, Visteon shall be responsible for paying a benefit for service after the Benefit Transition Date under the Visteon Mirror NQPs. For eligible Group III Employees, the liability for any service prior to the Benefit Transition Date under the BEP, SERP and ESAP shall be transferred to the respective Visteon Mirror NQPs, and Visteon shall be responsible for paying a benefit based on combined service at Ford and Visteon. Visteon's Mirror NQPs shall recognize service at Ford for purposes of determining any minimum years of service to achieve eligibility for benefits under such plans.

                  The Group I and Group II Employees' ESAP benefits shall be computed as follows:

                  Ford ESAP: FS x TB / TS

                  where

                  FS is service with Ford and Visteon, up to the Benefit Transition Date
                  VS is service with Visteon after the Benefit Transition Date TS is the sum of FS and VS
                  TB is the total ESAP benefit payable in respect of total Ford and Visteon service based on the Group I or Group II Employee's Leadership Level on the day prior to the Benefit Transition Date.

         c.       Ford Liability.

                  (i) Ford Retirees. Ford shall retain the liability for eligible Ford Retirees. The benefit payable under the BEP, SERP, ESAP and SRP shall be based on the benefit provisions applicable under such plans as of the date of retirement, and as may be subsequently amended. To the extent such benefit is based on final average salary or final salary, the applicable plan will take into account any base salary paid at Visteon prior to the Benefit Transition Date. Ford Retirees may be employed at Visteon after the Distribution Date and remain eligible to receive benefits under the BEP, SERP, ESAP and SRP.

                  (ii) Group I and Group II Employees for Pre-Benefit Transition Date Service. Ford shall retain the liability for benefits for Group I or Group II Employees who have attained the minimum Leadership Level required for such benefits as of the Benefit Transition Date, but only for service through the Benefit Transition Date. For example, a Group I or Group II Employee who attains Leadership Level 1 or 2 on or after the Benefit Transition Date shall have no benefit payable under ESAP. In the event a Group I or Group II Employee who has attained the minimum Leadership Level required for such benefits as of the Benefit Transition Date, is subsequently promoted by Visteon, the benefit payable to such an employee under the SERP with respect to service prior to the Benefit Transition Date will be calculated on the basis of the accrual rate applicable to such employee's Leadership Level or Officer position as of the Benefit Transition Date. At retirement the Visteon SERP shall pay any increase to the past service SERP benefit related to the change in the benefit accrual rate resulting from such promotion. As soon as practical after the Benefit Transition Date, Visteon shall pay cash to Ford in an amount equal to the BEP, SERP and ESAP projected benefit obligation with respect to the eligible Group I or Group II Employees determined by the Ford Actuary and verified by the Visteon Actuary as of the Benefit Transition Date. If the Visteon Actuary and the Ford Actuary are unable to agree on a verification, they shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the costs of such third actuary. The benefits paid to an eligible Group I or Group II Employee from the BEP, SERP and ESAP shall be based on the accrued benefits and eligibility, at rates in effect as of the retirement date using the final average salary, or final salary as applicable, of the eligible Group I or Group II Employee at retirement, giving effect to Visteon salary increases after the Benefit Transition Date, but not changes in the benefit accrual rate resulting from promotions after the Benefit Transition Date. Visteon shall reimburse Ford for the following additional costs: (A) the cost of benefit increases under the BEP, SERP and ESAP that occur after the Benefit Transition Date including changes in the benefit accrual rate but not changes in the benefit accrual rate resulting from promotions after the Benefit Transition Date, when such increases occur; (B) for the effect on the PBO for any Visteon average merit salary increase which exceeds the average Ford merit increase by one-half percent in any given year provided that Visteon shall receive credit if the Visteon average merit salary increase is less than the average Ford merit increase by one-half percent in any given year; and (C) for the effect on the PBO related to Group I and Group II Employees as a result of Visteon's implementation of any early separation incentive programs or a Reduction in Force, provided however, that Visteon shall receive credit if the effect of such programs reduces the PBO. The method of computing the reimbursements shall be as described on Schedules X, Y and Z. The discount rate to be used in the computation in Appendix Z shall be the rate that Ford would have used for a SFAS 88 calculation based on Ford's normal methods of deriving such rate. For the avoidance of doubt, this discount rate would generally be the same as the discount rate at the start of the calendar year unless either (a) the early separation incentive program or Reduction in Force constitutes a material event requiring a restatement of liabilities or (b) the separation program generated the majority of terminations in December. The amount of reimbursement shall be determined by Ford's Actuary and shall be subject to verification by Visteon's Actuary. If the Visteon Actuary and the Ford Actuary are unable to agree on a verification, they shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the costs of such third actuary. Such reimbursements shall be done annually no later than the later of (a) March 31 with respect to the preceding calendar year and (b) thirty days after the annual actuarial valuation of the BEP, SERP and ESAP is completed by the Ford Actuary and verified by the Visteon Actuary. If the reimbursements for either Party exceed in the aggregate $10 million per year (relating to costs under (A), (B) and (C) above or under (A), (B) or (C) under Section 3.01 c(ii) incurred in that year, but not including costs under
                           (A), (B) and (C) above or under (A), (B) or (C) under
                           Section 3.01 c(ii) incurred in prior years), the Party with the obligation shall have the option to pay the obligation according to the Financial Burden Formula.

                  (iii) Group III Employees. After the Benefit Transition Date, Ford shall have no liability for benefits payable to eligible Group III Employees with respect to service prior to the Benefit Transition Date.

3.03     RETIREE HEALTH CARE AND RETIREE LIFE INSURANCE.

         Visteon shall pay the cost of providing post-retirement health and life benefits for Group I and Group II Employees under the Ford Health and Group Life and Disability Insurance Plan (the "Plans") ("OPEB") beginning as of the
Benefit Transition Date as provided below.

         a. Determination of Annual Cash OPEB Reimbursement. For the portion of 2000 that follows the Benefit Transition Date and for each calendar year thereafter until the OPEB liability for the Group I and Group II Employees is extinguished, the annual cash OPEB reimbursement to the Plans for any given year shall be an amount equal to the sum of (i) and (ii) where:

                  (i) is the estimated amount of OPEB claims paid during the period to the Group I and Group II Employees who retire after the Benefit Transition Date, together with their spouses or dependents, determined on the basis of average per contract claims costs for Ford salaried retirees; and

                  (ii) is an allocable share of administration expenses based on ratio of OPEB Liability for Group I and II Employees to the total Ford salaried OPEB liability unless Ford and Visteon agree to another method.

                  The Annual Cash OPEB Reimbursement shall be determined by the Ford Actuary; the Visteon Actuary will have the opportunity to verify the calculation. The cash shall be payable at a time agreed by the Parties, but in no event shall the payment be made any less frequently than monthly, in which event the payment shall be due no later than fifteen days after the end of the month.

         b. Pre-Funding of SFAS 106 Liability. Visteon will establish and maintain a Voluntary Employees' Beneficiary Association, other tax-advantaged funded vehicle, such as a 401 (h) medical account under a qualified pension plan, or a similar bankruptcy remote trust (collectively "VEBA") whose purpose is to reimburse the Plans in respect of the claims and administration costs described in Section 3.03(a)(ii) above. Visteon agrees that it will make a series of cash payments to the VEBA with the intent that by December 31, 2049 the assets in the VEBA will equal Visteon's balance sheet liability at the same date for OPEB benefits in respect of Group I and Group II Employees. The cash payment to the VEBA shall commence no later than January 1, 2011 and shall be payable in advance in twelve equal monthly installments as follows:

                  (i) For years 2011 through 2020. The amount of cash payable to the Visteon VEBA in each year commencing January 1, 2011 through December 31, 2020 shall be an amount equal to the sum of (A) and (B) where:

                           (A) is the OPEB balance sheet liability in respect of Group I and II Employees as of December 31, 2010 (this amounts to be determined by the Ford Actuary and verified by the Visteon Actuary), divided by 10; and

                           (B) is the annual amortized SFAS 106 expense which is an amount equal to the SFAS 106 expense with respect to Group I and II Employees as computed by the Ford Actuary and verified by the Visteon Actuary and based on assumptions used by Ford for its Ford salaried employees, and reduced by the actual return on the VEBA, amortized over 30 years for the period commencing January 1, 2011 and ending December 31, 2020.

                  (ii) For years 2021 through 2049. The amount of cash payable to the Visteon VEBA in each year commencing January 1, 2021 through December 31, 2049 shall be an amount equal to the SFAS 106 expense for the year determined as provided in Section 3.01(b)(i)(B) above, reduced by the actual return on the VEBA, and amortized over a period equal to 30 minus n (30-n) where n is equal to the present year minus 2020.

                  (iii) For years 2050 and After. The amount of cash payable to the Visteon VEBA in each year commencing on or after January 1, 2050 shall be an amount equal to the SFAS 106 expense for the year determined as provided in Section 3.01(b)(i)(B) above, reduced by the actual return on the VEBA, if any.

                  If, at any annual valuation, the value of assets in the VEBA equals or exceeds the remaining balance sheet liability in respect of Group I and II Employees, the Parties will agree on a revised payment schedule with the intent that, at December 31, 2049, the VEBA assets will be equal to the remaining liability. No later than December 31, 2030, and at least every five years thereafter, the Parties will review the funding progress and adjust the formula as necessary to achieve that intent.

                  Notwithstanding the above, Visteon may accelerate payments to the VEBA in its discretion. In the event the tax law or Visteon's tax position, subject to concurrence by Ford, would not provide Visteon a current tax benefit for the level of funding described above, Visteon may make only such contributions to the VEBA that would provide a current tax benefit to

                  Visteon, provided, however that the balance of the funding obligation is otherwise paid directly to Ford at such time as the payments are otherwise due to the VEBA. For purposes of the preceding sentence, the term "would not provide Visteon a current tax benefit" shall include such instances where making payments to the VEBA would cause adverse tax consequences to Visteon, such as an increase in net operating loss or foreign tax credit carryovers. Ford shall credit Visteon with interest on any amounts paid directly to Ford under this paragraph at the pretax rate of return earned annually on Ford's cash portfolio.

         c.       Recordkeeping. In connection with administering Section 3.03
                  (a) above, Ford may decide to retain a third party service to determine the correct amount of Visteon reimbursements according to the methodology set forth in this Section 3.03. If Ford decides to retain a third party service, Ford shall consult with Visteon prior to appointing a third party service, but Ford shall retain the right to appoint a third party service in its sole discretion. Ford shall pay the expense of such third party service and Visteon shall reimburse Ford for such expense. The third party service shall be subject to audits by either Ford or Visteon or their authorized representatives.

         d.       Continuation of Arrangements. The terms set forth in this
                  Section 3.03 shall be in force until the last survivors and dependents of Group I and Group II Employees in service as of the Benefit Transition Date who are eligible for GRP retirement or OPEB benefits are deceased, or upon earlier termination agreed jointly by Ford and Visteon, including any VEBA or other arrangements or methods agreed in Section 3.03(b) (unless the Parties' respective auditors advise that joint agreement to terminate would jeopardize the expected accounting treatment of such arrangements or methods).

         e. Ability to Substitute. If necessary to preserve for each Party the economic benefits bargained for under this Attachment, the Parties agree to consider, in good faith, alternate methods of computing payments under this Section 3.03 as a substitute for the present provisions. Any method substituted shall have as its objective to produce a fair estimate of the OPEB expense and other payments as set forth in this Section 3.03. The Parties may agree to substitute an alternative method of computing reimbursement under this Section 3.03.

         f. Actuarial Verification. If the Ford Actuary and the Visteon Actuary are unable to agree on a verification, Ford and Visteon shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the cost of such third actuary.

         g. 2001 Visteon Separation Program. For purposes of the 2001 Visteon Separation Programs, it is acknowledged and agreed that the effect of the

                  Visteon Separation Program on the OPEB related to the Group I and Group II Employees is $10,558,708 as of May 1, 2001 (phase
                  1) and $1,359,867 as of September 1, 2001 (phase II).

3.04     U.S DEFINED CONTRIBUTION RETIREMENT PLANS.

         a. Participating Subsidiary. Ford sponsors the Ford Motor Company Savings and Stock Investment Plan ("Ford SSIP") for the benefit of the employees of Ford and its participating subsidiaries and certain U.S. Ford Business Employees elect to participate in the SSIP. Effective on the Transfer Date, Visteon shall take such corporate action as is necessary to participate in the SSIP as a "Participating Subsidiary" as defined in the SSIP with respect to the U.S. Visteon Employees who participate in the SSIP until the Benefit Transition Date. Ford hereby consents to such participation by Visteon. Ford shall amend the SSIP to vest all U.S. Ford Business Employees who participate in the SSIP in the Ford matching contributions contained in their SSIP accounts as of the Benefit Transition Date.

         b. Visteon SSIP. Effective on the Benefit Transition Date, Visteon shall establish its own defined contribution pension plan for the benefit of U.S. Visteon Employees that had participated in the SSIP that contains provisions substantially comparable to the SSIP, except that the number of investment elections may be reduced and the Ford Stock Fund election will be replaced with a Visteon Stock Fund election. The Visteon SSIP shall provide benefits related to contributions on or after the Benefit Transition Date. On a date to be agreed by both parties, and in any event, no later than July 1, 2001, U.S. Visteon Employees who have accounts in the SSIP will be given a one time opportunity to transfer no less than the entire balance in such accounts to the Visteon SSIP. U.S. Visteon Employees who choose to continue to participate in the SSIP with respect to contributions made prior to the Benefit Transition Date shall be treated as terminated employees under the provisions of the SSIP. However, no distributions will be permitted until the U.S. Visteon Employee separates from Visteon employment. Plan loans will be permitted subject to the SSIP rules and U.S. Visteon Employees who have SSIP loans currently or who take new SSIP Loans after the Benefit Transition Date shall be issued coupon books for their loan repayments. Hardship withdrawals will not be permitted.

3.05     FLEXIBLE BENEFITS PLAN.

         Visteon shall establish a Flexible Benefits Plan for the benefit of U.S. Visteon Employees who participated in the Ford Flexible Benefits Plan ("Ford Flex Plan"), commencing on the Benefit Transition Date ("Visteon Flex Plan"). The Visteon Flex Plan shall include health care, life and accident insurance, health care spending

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                                       24

account, dependent care spending account, purchased vacation, the legal plan, vision care and financial planning on terms identical to those provided under the Ford Flex Plan for plan year 2000, and benefits substantially comparable thereafter, and shall be designed to comply with the requirements of Code
Section 125 with respect to those benefits that are eligible to be included in a
Section 125 arrangement. For plan year 2000, Visteon shall make available to U.S. Visteon Employees who participated in the Ford Flex Plan at least the same amount of FCA dollars and Bonus Flex Dollars as was made available under the Ford Flex Plan. For plan years commencing 2001 through 2003, Visteon shall make available to U.S. Visteon Employees who participated in the Ford Flex Plan at least the same amount of FCA dollars as was available under the Ford Flex Plan and the amount of Bonus Flex Dollars shall be determined on the basis of the same formula as was applicable under the Ford Flex Plan, but shall be based on Visteon's before tax return on sales.

3.06     SALARIED INCOME SECURITY PLAN.

         As of the Transfer Date, Visteon shall become a participating subsidiary under the Ford Salaried Income Security Plan ("SISP"), and Ford hereby consents to such participation. Effective on the Benefit Transition Date, Visteon shall adopt its own severance plan with terms substantially comparable to those under the Ford SISP. Ford's limit on liability under the SISP shall be reduced prorata by the number of U.S. Global Visteon Employees. Effective as of the Transfer Date, Visteon shall assume the liability for any U.S. Visteon Business Employee who is receiving benefits under the Ford SISP. Ford shall retain the responsibility for paying such benefit payments and continuing any applicable insurance under the Ford SISP, and Visteon shall reimburse Ford annually for any such cost.

3.07     ANNUAL INCENTIVE COMPENSATION PLAN.

         Global Visteon Employees who are otherwise eligible to participate in the Ford Annual Incentive Compensation Plan ("FAICP") shall continue to be eligible to participate under the same terms applicable to Ford employees after the Distribution Date through December 31, 2000, with awards for 2000 payable in March, 2001, provided that the pro forma award amounts, adjusted for Ford performance, under the FAICP for such Global Visteon Employees shall equal 50% of the adjusted target amounts. Adjustments for individual performance may be made to the extent of 50% of the amount of the Extraordinary Contribution Fund that would normally be allocated to the Visteon Employees. Visteon shall reimburse Ford for any amounts paid to Global Visteon Employees for 2000 under the FAICP. Visteon shall establish an interim bonus program for the remainder of 2000 following the Distribution Date for these Global Visteon Employees. If the Distribution Date occurs prior to January 1, 2001, Visteon shall adopt a Visteon Annual Incentive Compensation Plan ("VAICP"), subject to stockholder approval effective January 1, 2001. The Global Visteon Employees who were otherwise eligible to participate under the FAICP shall be eligible to participate under the VAICP. If the Distribution Date occurs on or after January 1, 2001, the Parties shall agree to alternate arrangements.

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                                       25

3.08     STOCK OPTION AND PERFORMANCE STOCK RIGHTS PROGRAMS.

         a. Ford Stock Potion and Performance Stock Rights Programs. Ford Business Employees who are eligible to participate in the Ford 1998 Long-Term Incentive Plan ("FLTIP") shall be eligible for grants of Ford stock options in March, 2000. In general, any options granted in March, 2000 or in prior years under the FLTIP and the Ford 1990 Long-Term Incentive Plan to Ford Business Employees who become Visteon Employees continue and shall accrue until five years after the Distribution Date (provided that the Ford Business Employee had remained an employee of Ford or its Subsidiaries for at least three months after the date the option was granted) unless the option expires earlier or such employee's employment with Visteon terminates (other than due to disability, death or retirement with Visteon approval). Outstanding Ford Options designated as "incentive stock options" held by Visteon Employees will retain their tax attributes only if exercised within three months after the Distribution Date. Subject to approval of the Ford Compensation and Option Committee, Ford Retirees who received option grants in March, 2000 while employed by Ford but who retired from Ford prior to the date six months after the option grant date, shall be treated in accordance with the immediately preceding sentence with respect to those grants. Ford Business Employees who are eligible to participate under the FLTIP shall be eligible for grants of Ford Performance Stock Rights ("FPSRs") in the first quarter of 2000. Any grants of FPSRs to an eligible Ford Business Employee shall continue to be earned out and shall be paid out under the FLTIP as if such employee were still employed at Ford unless such employee's employment at Visteon terminates.

         b. Visteon Stock Option and Performance Stock Rights Programs. Visteon shall adopt a Visteon Long-Term Incentive Plan ("VLTIP"), subject to stockholder approval and regulatory restrictions. The Visteon Employees who were otherwise eligible to participate under the FLTIP shall be eligible to participate under the VLTIP in those countries where it is practicable based on the number of employees and difficulty and cost to comply with regulatory requirements. Visteon shall make grants of Visteon stock options under the VLTIP to eligible Visteon Employees in March 2001, and shall make grants of Performance Stock Rights to eligible Visteon Employees in March, 2001.

3.09     U.S. PERFORMANCE BONUS PLAN.

         U.S. Global Visteon Employees who are otherwise eligible to participate in the U.S. Ford Performance Bonus Plan ("FPBP") shall continue to be eligible to participate under the same terms as applicable to Ford Employees after the Distribution Date through December 31, 2000, with awards for 2000 payable in March, 2001. Visteon

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                                       26

shall reimburse Ford for any amounts paid to U.S. Global Visteon Employees for 2000 under the FPBP. If the Distribution Date occurs prior to January 1, 2001, Visteon shall adopt a Visteon Performance Bonus Plan ("VPBP") effective January 1, 2001. The U.S. Global Visteon Employees who were otherwise eligible to participate under the FPBP shall be eligible to participate under the VPBP. If the Distribution Date occurs on or after January 1, 2001 or later, the Parties shall agree to alternate arrangements.

3.10     U.S. DEFERRED COMPENSATION PLAN.

         Ford shall request the Ford Compensation and Option Committee to approve effective as of the Transfer Date the participation of U.S. Visteon Employees in the Ford Deferred Compensation Plan ("FDCP") and ability to make new deferral elections under the FDCP until the pay ending immediately prior to the Distribution Date. Visteon shall adopt a Visteon Deferred Compensation Plan ("VDCP") effective on the Distribution Date, and shall offer as an investment option a Visteon Stock Fund. Any deferral of compensation on or after the Distribution Date shall be made under the VDCP, even if the election to defer was made prior to the Distribution Date, and unless the participant changes his/her investment options for any such deferral, the VDCP shall honor any investment elections that were in effect under the FDCP for such class year and type of compensation to the extent the VDCP has the same investment choices. If a U.S. Visteon Employee had made deferrals under the FDCP prior to the Distribution Date, the book entry account balance of such employee's deferred compensation account in the FDCP, valued as of 5:00 P.M. Eastern Time on June 30, 2000, shall be transferred to the VDCP as of June 30, 2000. The Transferred Account balances may not be immediately available for further transfer to VDCP investment options until account balances have been properly verified by the plan administrators. Visteon shall cause the VDCP to offer a Ford Stock Fund investment option for those Transferred Accounts that had deferrals based on the FDCP Ford Stock Fund as of the Distribution Date, but the VDCP Ford Stock Fund shall be a "sell" only fund, and would not be available for any new deferrals or redesignations into such fund from other funds or for credits based on dividend earnings. Visteon shall assume the liability with respect to the Transferred Accounts and shall be responsible for making any subsequent distributions in the form specified by the participant while employed by Ford from the Transferred Accounts. If Visteon is unable to make distributions from the Transferred Accounts at the end of any applicable deferral period due to insolvency or otherwise, Ford shall make the appropriate distributions. Ford shall have no responsibility with respect to any other VDCP accounts.

3.11     NON-U.S. BENEFIT PLANS AND PROGRAMS.

         Unless provided otherwise in Schedule 3.11 attached hereto, Global Ford Business Employees who participate in benefit plans and programs sponsored by non-U.S. Subsidiaries or Affiliates of Ford, shall transition to the benefit plans and programs of the non-U.S subsidiaries of Visteon as of the Benefit Transition Date, except with respect to retirement liabilities as provided in the next sentence. Ford shall retain liabilities for non-U.S. Ford Retirees as of the Benefit Transition Date and Visteon shall assume liabilities for non-U.S. Visteon Employees with appropriate asset transfers from funded plans. To the extent there are any benefit plans or programs which are unfunded or underfunded, Visteon shall assume the liability for the benefit payments in respect of the non-U.S. Visteon Employees and Ford shall retain the liability for non-U.S. Ford Retirees.

3.12     NON-EMBEDDED PLANS.

         Notwithstanding anything herein to the contrary, to the extent that Ford has a Subsidiary or Affiliate that maintains pension, savings and or welfare benefit plans separate and apart from the Ford plans, and such Subsidiary or Affiliate becomes a subsidiary or affiliate of Visteon pursuant to the Master Transfer Agreement, the plans of such Subsidiary or Affiliate shall remain the responsibility of such Subsidiary or Affiliate, and no division or allocation of such plans will occur as a result of such transfer on the Transfer Date. After the Distribution Date, Ford shall have no responsibility attributable to a parent corporation with respect to such plans, except as otherwise may be required by law.

         In the event that a U.S. Global Visteon Employee has a pension benefit for service prior to the Benefit Transition Date in a pension plan sponsored by Ford or its Subsidiaries or Affiliates that is otherwise not covered under the terms of this Agreement, Ford and Visteon shall agree on the proper treatment of such past service benefit, giving effect to the principles expressed in this Agreement. For purposes of this Agreement, the following persons at Visteon and Ford shall be authorized to provide consent to such arrangements:

                  Visteon Corporation

                           Vice President and Treasurer
                           Director-Compensation and Benefits

                  FORD MOTOR COMPANY

                           Director-Actuarial Studies Department
                           Manager-income Security Plans

3.13     TRANSFERS FROM FORD TO VISTEON AFTER THE TRANSFER DATE.

         Similar arrangements to those described above in Sections 2.03, 2.04, and 2.05 of Article II and all of Article III may apply to employees of Ford non-U.S. locations who transfer from Ford to Visteon employment after the Transfer Date, provided all of the following conditions are met:

         (i) Transfer is with the approval of both Ford and Visteon. In the case of Ford, such approval shall be certified in writing by the Director - Employee Affairs or equivalent position for the employing entity. In giving

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                                       28

                  approval, the Director, based on the recommendation of the employing activity, shall be satisfied that Ford's interests are not prejudiced as a result of the transfer;

         (ii) The employee will not receive a termination indemnity or any other separation payment as a direct result of the transfer of employment from Ford to Visteon; and

         (iii) Transfer of employment is completed on or before March 31, 2001.

         Ford and Visteon may agree to substitute the date in Section 3.13 (iii) above (March 31, 2001) for a later date, but no later than December 31, 2002. For purposes of this Agreement, the following persons at Visteon and Ford shall be authorized to provide consent to the additional locations and later dates:

                  Visteon Corporation

                                       Vice President and Treasurer
                                       Director-Compensation and Benefits

                  Ford Motor Company

                                       Director-Actuarial Studies Department
                                       Manager-Income Security Programs

3.14     TRANSFER OF CERTAIN VISTEON EMPLOYEES TO FORD AFTER THE DISTRIBUTION
         DATE.

         a. Definitions. For purposes of this Section, the following terms shall have the following meanings:

                  (i) "Ford Hourly Employee" shall mean a Visteon Transfer Rights Employee who is given the option to return to the Ford hourly employment rolls and elects to return to Ford prior to employment separation from Visteon and is enrolled on the Ford hourly employment rolls upon separation from Visteon.

                  (ii) "Ford-UAW CBA" shall mean the Ford-UAW Collective Bargaining Agreement between Ford and the United Automobile, Aerospace and Agricultural Implement Workers of America, UAW and its affiliated Locals 228, 400, 600, 723, 737, 848, 849, 892, 898, 1111,
                           1216 and 1895 (collectively, "UAW") and various local agreements by and between Ford and the UAW, as in existence from time to time.

                  (iii) "Visteon Investment Plan" ("VIP") shall mean the defined contribution plan sponsored by Visteon for its salaried employees,

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                                       29

                           in effect from time to time. It is also sometimes referred to in this Agreement as the Visteon SSIP.

                  (iv) "Visteon Transfer Rights Employee" shall mean a Visteon Employee who (A) was enrolled on the Ford U.S. hourly payroll at any time prior to the Transfer Date and was covered under the Ford-UAW CBA in existence immediately prior to the Transfer Date; (B) transferred from the Ford hourly employment rolls to the Ford salaried rolls and was a Ford Business Employee on the Transfer Date, (C) pursuant to this Agreement became a Visteon Employee as of the Transfer Date; and (D) was a Visteon Employee enrolled on the salaried employment rolls on the day immediately prior to the Ford Return Date, as defined in Section 3.14 (b) below.

         b. Employment Transfer. A Visteon Transfer Rights Employee who is subject to a Reduction in Force may be given the option, at Ford and Visteon's discretion, to return to the Ford hourly rolls at a plant or other location where the employee last had seniority as a Ford hourly employee. If a Visteon Transfer Rights Employee becomes a Ford Hourly employee, such employee shall be treated for all purposes as any other hourly employee covered by the Ford-UAW CBA on the date such employee is enrolled on the Ford hourly employment rolls ("Ford Return Date") and shall be subject to the terms and conditions of the Ford-UAW CBA in all respects, including the entry date seniority into the Unit, as defined in the Ford-UAW CBA.

         c.       Benefits Transition.

                  (i) Liability and Asset Transfers from Visteon Mirror GRP to the GRP. Visteon and Ford shall take such steps that are necessary to transfer to the GRP any credited service and benefit accrued under the Visteon Mirror GRP with respect to a Ford Hourly Employee to the date immediately prior to the Ford Return Date to the extent permitted by law provided the GRP and the Visteon Mirror GRP retain their tax-qualified status after the transfer and the GRP is not required to be amended to provide for any additional benefit rights or features not currently contained in the GRP, except as specifically provided in this Section. Ford shall amend the GRP to provide that credited service under the Visteon Mirror GRP with respect to the Ford Hourly Employee shall be treated for all purposes as Ford GRP credited service. Future service shall be accrued under the Ford-UAW Retirement Plan. A Ford Hourly Employee shall not be treated as having a separation from employment for purposes of the Visteon Mirror GRP or the GRP and shall not be entitled to an immediate distribution of plan benefits solely because of the employment transfer.

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                                       30

                  (ii) Asset Transfer Valuation. As soon as practicable after the latest of (A) the date on which the PBO Value is determined and verified pursuant to (iii) below, (B) the expiration of thirty days following the filing, if required, of Form 5310 with the IRS and PBGC in respect of the GRP and the Visteon Mirror GRP ("Asset Transfer Date"), Visteon shall cause the trustee of the Visteon Mirror GRP to transfer assets to the GRP in an amount equal to the PBO Value as determined in (iii) below. The assets shall consist of cash or cash equivalents, or marketable securities, and shall include interest from the Ford Return Date until the Asset Transfer Date at the 90 day Treasury Bill rate on a bond equivalent yield in effect on the last business day of the month immediately preceding the Asset Transfer Date, as quoted in the Wall Street Journal.

                  (iii) PBO Value. As of a date mutually agreed by Visteon and Ford ("Valuation Date"), in respect of each Ford Hourly Employee then a participant in the Visteon-Mirror GRP, the Visteon Actuary shall measure the projected benefit obligation, as defined in SFAS No. 87, of the liabilities related to the Ford Hourly Employee as of the Ford Return Date ("PBO Value") in accordance with the principles stated below:

                           (A) The present value of liabilities will be determined under SFAS No. 87 as the projected benefit obligation, using the actuarial assumptions and methods that are published in the most recent actuarial valuation for accounting purposes adjusted to reflect current condition (e.g. accelerated vesting) not reflected in the most recent valuation for the Visteon Mirror GRP prepared by Towers Perrin; and

                           (B) A discount rate as of the Ford Return Date equal to the annual effective yield equivalent to the nominal semi-annual yield published by Moody's Investors Service at www.Moodys.com for its AA Corporate Bond Index, rounded to the nearest 1/4%, provided such rate is a reasonable proxy for the Ford SFAS 87 discount rate for the GRP in effect as of the Valuation Date. If such rate is not a reasonable proxy as determined solely by Ford, then the Visteon Actuary and the Ford Actuary shall determine an acceptable discount rate no later than thirty days after the Transition Date.

                                    In no event shall the PBO Value as
                                    calculated on the basis described above
                                    result in an asset transfer less than the amount necessary to reflect the requirements of the provisions of Code Section 411(d) and 414(l) and the Treasury Regulations issued thereunder and the actuarial

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                                       31

                                    methods and assumptions established by the PBGC with respect to spin-offs of pension plans where liabilities, for purposes of Code Section 411(d) and 414(l), are calculated using a discount rate or rates and other assumptions specified by the PBGC and in effect for plans terminating on the Valuation Date. The determination of the PBO Value by the Visteon Actuary shall be submitted to the Ford Actuary for verification but such verification shall relate only to the calculation of the PBO Value on the basis set forth above. If the Visteon Actuary and the Ford Actuary are unable to agree on a verification, Visteon and Ford shall jointly designate a third independent actuary whose verification shall be final and binding. Ford and Visteon shall each pay one-half of the costs of such third actuary.

                  (iv) Asset Transfer-Retiree Health Care and Life Insurance Obligations. As of the Asset Section 3.14 Valuation Date in respect of each Ford Hourly Employee who returns to a Ford location rather than remain at a Visteon location as a Ford Hourly Assigned Employee, Visteon shall transfer in cash an amount equal to the Accumulated Postretirement Benefit Obligation (as defined in SFAS 106) ("APBO") and computed using assumptions the same as those provided in subsection
                           (iii) above and using the health care trend rates used in Visteon's most recent valuation for SFAS 106 reporting in respect of Group III Employees and Ford's most recent valuation for SFAS 106 reporting in respect of Group I and II Employees. The transfer shall occur no later than the Asset Transfer Date, and the obligation shall bear interest at the same rate as provide in (ii) above. The calculations shall be subject to verification by the Ford Actuary and the dispute resolution described in (iii) above shall apply as if set forth in full herein.

                  (v) VIP to SSIP. Visteon shall notify Ford Hourly Employee who have accounts in the VIP that they may elect to transfer their VIP account balances to the SSIP. Visteon shall take such steps that are necessary to transfer to the SSIP as soon as is reasonably practicable the account balances of such Ford Hourly Employees who make the election to transfer to the SSIP to the extent permitted by law provided the SSIP and VIP retain their tax-qualified status after the transfer and the SSIP is not required to be amended to provide for any additional benefit rights or features not currently contained in the SSIP. On the day of such transfer, the account balances in those investment options that the SSIP does not provide, including without limitation the Visteon Stock Fund shall be transferred to the SSIP Interest Income Fund. Such balance shall be available for subsequent transfer at the discretion of the Ford Hourly Employee into other SSIP investment options after the transfer date. The Ford Hourly Employee shall be eligible to commence participation in the Ford-UAW Tax-Efficient Savings Plan as of the date such employee becomes a Ford Hourly Employee.

3.15     ANNUAL RECONCILIATIONS.

         In the event that the Parties discover any material data errors, omissions or misclassifications of employee status that impacts the valuation of the pension obligations and the amount of any pension asset transfer or the valuation of the APBO and the amount of any reimbursement, upon notification and verification, the Parties shall correct the amount of the affected pension asset transfers or APBO reimbursement using the same bases and methods described herein with respect to the original pension asset transfers and APBO reimbursement. The Parties shall take all necessary actions to transfer the benefit liabilities associated with the transferred assets and to retroactively correct the misclassifications of affected employees.

3.16     FUTURE BENEFIT CHANGES.

         Nothing contained herein shall be construed to prohibit Ford or its Subsidiaries or Affiliates from amending, terminating or otherwise modifying the terms of employee benefit plans or programs applicable to Global Visteon Employees, Ford Retirees or Visteon Retirees, except as may otherwise be provided by applicable law. Except as otherwise specifically provided herein or by applicable law, no Global Visteon Employee, Ford Retiree or Visteon Retiree shall have any vested right to any employee benefit plan or program sponsored by Ford or its Subsidiaries or Affiliates. Except as provided in Sec.3.01(b)(vi), and as may be provided by applicable law, nothing in this Agreement shall prohibit Visteon or its subsidiaries or affiliates from amending, modifying or terminating benefit plans or programs applicable to Global Visteon Employees, Visteon Retirees or any other Visteon retirees or employees.

                                   ARTICLE IV

                                VEHICLE PROGRAMS

4.01     U.S. LEASE AND EVALUATION PROGRAMS.

         Except as specifically provided herein, participation of the U.S. Global Visteon Employees in Ford's U.S. Lease and Evaluation Vehicle Program shall be terminated as of the Distribution Date. U.S. Global Visteon Employees who participate in such programs shall be given a reasonable period of time after the Benefit Transition Date not to exceed sixty (60) days or such other time as the Parties mutually agree, to either purchase the vehicles leased or assigned to them or to return them to Ford, or Ford's agents as provided below ("Vehicle Transition Period'). During the Vehicle Transition Period, Ford shall offer for sale to each lessee and assignee of such vehicles as are presently leased to such lessee or assignee under the terms of Ford's Used vehicle Purchase ("B") Plans, or to continue a lease under the terms of the Ford Credit's Red Carpet Lease Plan, subject to credit evaluation and dealer acceptance. In the event a lessee or assignee of a lease or evaluation vehicle declines to purchase or continue to lease such vehicle within the Vehicle Transition Period, the lessee or assignee shall return such vehicle to its original servicing garage. Visteon shall collect, or shall cause its subsidiaries or affiliates to collect, the applicable lease fee from the Global U.S. Visteon Employees for such lease vehicles during the Vehicle Transition Period. Visteon shall reimburse Ford in cash on a monthly basis, within ten days of the last day of the month, an amount equal to (i) the aggregate amount on the monthly lease fees for lease vehicles owed by U.S. Global Visteon Employees and
(ii) the aggregate amount of the monthly evaluation vehicle fees, determined on the same basis as if the evaluation vehicles were lease vehicles, and paid by Visteon. U.S. Ford Retirees shall continue to be eligible to participate in Ford's U.S. Lease and Evaluation Vehicle Programs according to the terms of such programs. Group I and Group II Employees shall be eligible to participate in Ford's U.S. Lease and Evaluation Vehicle Programs, if otherwise eligible under the terms of such Programs, on the same terms as a Ford Retiree upon their retirement from Visteon or its subsidiaries or affiliates.

4.02     NON-U.S. LEASE AND EVALUATION PROGRAMS.

         Participation of the Global Visteon Employees in Ford's Non-U.S. Lease and Evaluation Programs shall terminate as of the Distribution Date, or such other date as the Parties may agree. Ford shall cooperate with Visteon in providing appropriate transition services comparable to those described in
Section 4.01 with respect to the U.S. Lease and Evaluation Programs.

4.03     VEHICLE PURCHASE PLANS.

         U.S. Global Visteon Employees shall be permitted to participate in Ford's Vehicle Purchase Plan consisting of the "A Plan" indefinitely. After the Distribution Date, U.S. Global Visteon Employees shall not be eligible to participate in Ford's "B Plan" (except as provided above in Section 4.01). After the Distribution Date, U.S. Global Visteon Employees shall not be eligible to nominate purchasers under the "X-Plan". Ford Retirees shall continue to be eligible to participate in such plans after the Distribution Date according to the terms of such plans.

4.04     U.S. SURVIVING SPOUSE CAR PROGRAMS.

         Visteon shall not be required to provide a benefit substantially comparable to the U.S. Surviving Spouse Car Program after the Benefit Transition Date. Ford shall have no responsibility to provide a benefit under the U.S. Surviving Spouse Car Program to a spouse of any U.S. Global Visteon Employee who dies after the Distribution Date.

                                    ARTICLE V

                            U.S. WORKERS COMPENSATION

         Visteon shall assume all liability for workers' compensation claims, damages, expenses, liabilities or administrative expenses of any kind whatsoever, related to U.S. Ford Business Employees regardless of when filed or reported effective as of the Transfer Date. Visteon shall indemnify and hold Ford harmless in respect of any such claims paid by Ford on Visteon's behalf under any insured or self insured program operated by Ford. Effective on the Distribution Date, and at such time as may be required thereafter, Visteon shall transfer to Ford any reserves established in connection with claims which applicable state workers' compensation laws require Ford to continue to pay on behalf of Visteon. Effective on the Distribution Date, Ford shall transfer to Visteon any reserves established in connection with claims for which Visteon assumes payment responsibility to the extent allowed by state law and to the extent such reserves are not reflected on Visteon's balance sheet. Where transfer of claim liability is prohibited by state law, Ford will continue to pay such claims on Visteon's behalf and shall be reimbursed by Visteon as described herein. Effective on 12:01 a.m. on the Distribution Date, Visteon shall cease to be covered by any of the workers compensation liability insurance policies sponsored by Ford or any self insurance program of Ford applicable to the U.S. Ford Business Employees for injuries or occupational disablements occurring subsequent to the Distribution Date. Visteon shall assume responsibility for its allocable share of future retrospective premium adjustments for periods preceding the Distribution Date. Visteon shall take all steps necessary under applicable law to provide workers compensation coverage on or after the Distribution Date, either through self-insurance where permissible under state law or by the purchase of insurance. Visteon shall notify state and federal regulatory agencies of the above. Visteon shall cooperate with Ford in obtaining the return or release of all bonds, letters of credit, securities, indemnifications, cash or other assets give by Ford to any state or federal agency in connection with workers compensation self-Insurance with respect to U.S. Ford Business Employees, and to the extent required by any state or federal agency, post its own bonds, letters of credit, indemnifications, securities, cash or other assets in substitution therefor.

                                   ARTICLE VI

                              EMPLOYEE LIABILITIES

         Effective as of the Transfer Date, and except as otherwise provided under the terms of this Agreement, Visteon will assume, and agrees to perform, the debts, liabilities, guarantees, contingencies and obligations of Ford, whether asserted or unasserted, fixed or contingent, accrued or unaccrued, known or unknown, and howsoever arising, relating to the Global Visteon Employees. Ford shall transfer any funded or unfunded reserves it may maintain with respect to such liabilities, unless such reserves are reflected on the Visteon Balance Sheet.

                                   ARTICLE VII

                                 INDEMNIFICATION

7.01     VISTEON INDEMNITY.

         Visteon shall indemnify Ford against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expense in connection with any action, suit or proceeding brought against Ford) incurred or suffered by Ford arising out of (i) breach of any agreement made by Visteon hereunder; (ii) any claim by a Global Visteon Employee (or such employee's dependents or beneficiaries) arising out of or in connection with the operation, administration, funding or termination of any of Visteon's employee benefit plans or programs or the employee benefit plans or programs of a Visteon subsidiary or affiliate, whenever made, including, without limitation, claims made to the PBGC, the DOL, or the IRS; or (iii) employment claims of Global Visteon Employees whenever made based on conditions or actions arising prior to or after the Transfer Date, except as provided in Section 7.02 below (iii).

7.02     FORD INDEMNITY.

         Ford shall indemnify Visteon against and agrees to hold it harmless from any and all damage, loss, claim, liability and expense (including without limitation, reasonable attorneys' fees and expenses in connection with any action, suit or proceeding brought against Visteon) incurred or suffered by Visteon (i) arising out of breach of any agreement made by Ford hereunder; (ii) any claim made by a Global Visteon Employee (or such employee's dependents or beneficiaries) arising out of or in connection with the operation, administration, funding or termination of any of the benefit plans or programs sponsored by Ford (excluding any programs sponsored by Ford subsidiaries that have been transferred to Visteon), whenever made, including, without limitation, claims made to the PBGC, DOL or the IRS; or
(iii) employment claims of Global Visteon Employees that arise prior to or after the Transfer Date where the liability, if any, is primarily the result of and arising from conduct of a Ford supervisor or manager not employed by the Business (as opposed to the actions or inaction of Visteon or its subsidiaries or affiliates).

7.03     PROCEDURE FOR INDEMNITY.

         The procedure for indemnification under this Section 7 shall be the same procedure as set forth in Section 7(c) through (j) of the Master Transfer Agreement and shall be incorporated herein by reference.

7.04     ASSUMPTION OF LIABILITY.

         As of the Transfer Date, Visteon will assume liability and responsibility for all pending employment litigation by Global Ford Business Employees transferred to Visteon pursuant to the terms hereof that relate to the Business, provided, however that Visteon shall not assume any obligation or liability and Ford with respect to the following litigation: Michael Jones et al
v. Ford Motor Company filed on June 9, 1993 in U.S. District Court, District of Minnesota, regarding discrimination allegations. With respect to those cases assumed, Visteon will have sole responsibility for deciding how to defend the claims (e.g., whether to settle or litigate).

                                  ARTICLE VIII

                                  MISCELLANEOUS

8.01     DISPUTE RESOLUTION.

         If a dispute arises between the Parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including but not limited to damages, hereunder; provided, however, that a Party may seek injunctive relief from a court where appropriate solely for the purpose of maintaining the status quo while this procedure is being followed:

     (a) Initial Meeting. The Parties shall hold a meeting of the Governance Council to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided, however, that no Party shall be under any obligation whatsoever to reach, accept or agree to any such resolution; provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

     (b) Mediation/Arbitration. If the Parties are unable to negotiate a mutually satisfactory resolution as provided above, any Party may so notify the other. In that event, the Parties agree to participate in good faith in mediation of the dispute. Such mediation shall conclude no later than forty-five (45) days from the date that the mediator is appointed. If the Parties are not successful in resolving the dispute through mediation, then the Parties agree to submit the matter to binding arbitration before a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration. Within five business days after the selection of the arbitrator, each Party shall submit its requested relief to the other Party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each Party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one Party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one Party's requested relief as to certain claims or counterclaims and the other Party's requested relief as to other claims and counterclaims. Rather, the arbitrator must only select one or the other Party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator will enter a final ruling that adopts in whole such requested relief. The arbitrator will limit the arbitrator's final ruling to selecting the entire requested relief the arbitrator considers the most appropriate from those submitted by the Parties.

     (c) Procedure. Mediation and, if necessary, arbitration shall take place in the City of Dearborn, Michigan unless the Parties agree otherwise or the mediator or the arbitrator selected by the Parties orders otherwise. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 9 U.S.C.A. Section 1 et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

8.02     ASSIGNMENT.

         This Agreement has been executed in consideration of the Parties involved and therefore may not be assigned or transferred to a third party without the prior written consent of the other Party. This Agreement will be binding on the agreed successors to or assignees of either Party. In no event will a Party be released from their indemnity obligations without the prior written consent of the other Party.

8.03     ENTIRE AGREEMENT, AMENDMENT, WAIVER.

         This Agreement embodies the entire agreement of the Parties and supersedes any other agreements or understandings between them, whether oral or written, relating to this subject matter. In the event of a conflict between this Agreement and any other agreement between or among any of the Parties with respect to the subject matter hereof, this Agreement shall control. No amendment or modification or waiver of a breach of any term or condition of this Agreement shall be valid unless in a writing signed by each of the Parties. The failure of either Party to enforce, or the delay by either of them in enforcing, any of its respective rights under this Agreement will not be deemed a continuing waiver or a modification of any rights hereunder and either Party may, within the time provided by applicable law and consistent with the provisions of this Agreement, commence appropriate legal proceedings to enforce any or all of its rights.

8.04     NOTICES.

         Any notice or other communication hereunder must be given in writing and either (a) delivered in person, (b) transmitted by facsimile transmission or other telecommunications mechanism, (c) sent by a nationally recognized overnight courier service (delivery charges prepaid) or (d) sent by registered or certified mail (postage prepaid, return receipt requested) as follows:

         If to Ford:

                           Ford Motor Company
                           Office of the Secretary
                           One American Road
                           11th Floor World Headquarters
                           Dearborn, Michigan 481262798
                           Fax:(313)248-7036

         If to Visteon:

                           Visteon Corporation
                           One Parklane Boulevard, Ste. 728 East
                           Dearborn, Michigan 48126
                           Attention: General Counsel
                           Fax: (313) 755-2342

         All notices personally delivered shall be deemed received on the date of delivery. Any notice sent via facsimile transmission shall be deemed received on date shown on the confirmation advice. Any notice by registered or certified mail shall be deemed to have been given on the date of receipt or refusal thereof. The date of any notice by overnight courier service shall be the date the airbill is signed by the recipient. Any Party may change its address for the receipt of notices by giving Notice thereof to the other.

8.05     PARTIAL INVALIDITY.

         Any provision of this Agreement which is found to be invalid or unenforceable by any court in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, and the invalidity or unenforceability of such provision will not affect the validity or enforceability of the remaining provisions hereof.

8.06     TITLE AND HEADINGS.

         Titles and headings of Sections and Subsections of this Agreement are for convenience only and will not affect the construction of any provision of this agreement.

8.07     NEGOTIATED TERMS.

         The Parties agree that the terms and conditions of this Agreement are the result of negotiations between the Parties and that this Agreement will not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this Agreement.

         This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

8.09     GOVERNING LAWS.

         This Agreement is governed by the internal laws of the State of Michigan.

8.10     THIRD PARTY BENEFICIARIES.

         This Agreement is for the sole benefit of the Parties hereto and no third party may claim any right, or enforce any obligation of the Parties, hereunder.

8.11     RELATIONSHIP.

         Nothing contained in this Agreement will be construed to make any of the Parties partners, principals, agents or employees of the other, except as explicitly provided. None of the Parties will have any right, power or authority, express or implied, to bind any of the other Parties. For purposes of this Agreement, Affiliate means any individual, partnership, corporation, limited liability company, trust, or other entity directly or indirectly, through one or more intermediaries, controlling, controlled by or, under common control with a Party.

8.12     GOOD FAITH AND FAIR DEALING.

         In entering into this Agreement, the Parties each acknowledge and agree that all aspects of the relationship among the Parties contemplated by this Agreement, including the performance of all obligations under this Agreement, will be governed by the fundamental principle of good faith and fair dealing.

8.13     CONSENTS, APPROVALS AND REQUESTS.

         Except as specifically set forth in this Agreement, all consents and approvals to be given by any of the Parties or any of its respective Affiliates under this Agreement will not be unreasonably withheld or delayed.

8.14     FURTHER ASSURANCES.

         The Parties will execute such further assurances and other documents and instruments and do such further and other things as may be necessary to Implement and carry out the intent of this Agreement.

8.15.    SALE OF VISTEON BUSINESS.

         If Visteon sells all or part of the assets comprising the Business after the Distribution Date, and transfers Global Visteon Employees to a successor employer in connection with the sale of such Business assets, Visteon shall attempt to negotiate in good faith with the successor employer provisions with respect to benefit comparability and pension security no less favorable than those set forth in Section 2.04 and Section 3.01 b.(vi).

         In connection with the sale of Visteon's restraints electronics business ("Restraints Business") pursuant to an Asset Purchase Agreement dated April 1, 2002 by and between Visteon and Autoliv, Inc. ("Autoliv"), certain employees engaged in the Restraints Business became employees of Autoliv as of April 1, 2002 ("Restraints Business Employees"). Visteon agreed with Autoliv that Visteon would amend the Visteon Mirror GRP to recognize service with Autoliv of any Restraint Business Employee who was either a Group I or Group
II Employee under this Agreement for purposes of vesting, eligibility to participate and eligibility for benefits under the Visteon Mirror GRP (or any successor plan after June 30, 2004). Visteon also agreed that with respect to pay related benefits, the Visteon Mirror GRP would recognize for final average salary purposes any salary paid to a Restraint Business Group I or II Employee to the same extent as if it were Visteon salary. Ford agrees to amend the GRP to recognize Autoliv service of Restraint Business Group I and Group II Employees for purposes of vesting, eligibility to participate and eligibility for benefits under the GRP (but not for purposes of benefit calculation) to the same extent such service would be recognized as Visteon service under this Agreement. For purposes of determining the prorated GRP supplements under Section 3.01(d), service with Autoliv shall be treated as Visteon service. Ford also agrees to amend the GRP to recognize base salaries at Autoliv for purposes of any final average pay calculation under the GRP. Visteon agrees to furnish Ford with the employee data for the Restraint Business Group I and II Employees so that Ford may properly administer the GRP benefits. To the extent Visteon fails to deliver such data within 30 business days of request of Ford, Ford and the GRP shall have no further obligation with respect to the recognition of the Autoliv service or base salary for GRP benefits. Visteon agrees to reimburse Ford for any additional costs resulting from the recognition of Autoliv service and Autoliv base salary to the extent provided under Section 3.01 (c) as if service with Autoliv was service with Visteon. Nothing herein shall be construed to require Ford or the Ford GRP to recognize service or pay with any other successor employer to the Restraints Business or to any other successor employer of Visteon or any of Visteon's businesses.

                  [Remainder of Page Intentionally Left Blank]

                  IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

FORD MOTOR COMPANY                            VISTEON CORPORATION

By: /s/ Don Leclair                           By: /s/ Daniel R. Coulson
    -----------------------------                 ----------------------------
Title: Group Vice President & CFO             Title: Executive Vice President
                                                     and Chief Financial Officer

                                                                    Attachment 3

       AGREEMENT GOVERNING THE SEPARATION OF THE FORD VISTEON ORGANISATION

The existing Visteon activities presently owned by Ford in Europe will be transferred into separate legal entities. The legal entities being created are depicted on the attached Organisation Chart Ford Motor Company is contemplating a spin-off of the parent Visteon company and after full spin-off will have no equity in the new parent company or its subsidiaries, and the new parent Visteon company will be incorporated in the US and be publicly traded.

In connection with this transaction and on behalf of the respective national companies. Ford Motor Company and the Ford European Works Council have concluded the following agreement, which will apply to all Visteon activities listed below and being established as independent legal entities in Europe (hereafter collectively referred to as "Newco"). In the event that any of these Newco activities in Europe are transferred outside Newco, then the successor companies will be obliged be adopt this agreement.

SCOPE OF THE AGREEMENT

The following agreement applies to hourly and salaried employees on Visteon payroll below Senior Management (the agreement covers up to and including LLS/SCR) of the current European plants in Berlin, Dueren, Wuelfrath, Belfast, [ILLEGIBLE] Enfield, [ILLEGIBLE] and [ILLEGIBLE] and to the existing Visteon engineering and other staff and hourly support activities in the countries where the above plants are located.

The Visteon activities in Cadiz and Palmela are not affected by this agreement as the operating arrangements and contractual terms and conditions of employment are not altered by the change of ownership to Newco.

EMPLOYMENT CONTRACT

The existing employees of the above-mentioned activities will become employees of Newco. The employees will be transferred to Newco no later than the end of the second quarter 2000.

Accrued seniority and all existing terms and conditions, in particular pension entitlements, will be transferred to the new employment contracts. For the duration of their employment, terms and conditions of existing Fort employees, who transfer to Newco, will mirror Ford conditions (incl. discretionary pension in payment increases) in their respective countries (lifetime protection).

In respect of employee programs, such as car purchase and share purchase plans, comparable programs will be developed and implemented.

Until the fun spin-off of Newco, present Ford employees working in Visteon activities will be eligible to volunteer to be reassigned to Ford. The timing of these flow-backs to Ford will be subject to the availability of suitable opportunities within Ford facilities, normal selection criteria, and the need to maintain operations within Newco. If an employee refuses two offers of suitable vacancies in Ford, the flow-back commitment will cease. Ford will commit to implement all flow-backs within a 5-year period from the date of full spin-off.

In addition, existing Ford employees working in Visteon who transfer to Newco at the time of the transfer of assets and liabilities to Newco ("Legal Separation") will have the opportunity to apply for vacancies within Ford which are to be filled externally, and they will be considered against normal Ford selection criteria. Where they are equally suitable, former Ford employees who have transferred to Newco will be given preference over other external candidates, and past Ford and Visteon experience will be taken into account.

Future new hires into Newco after the date of Legal Separation will be employed under terms and conditions decided by Newco, which in the UK will be negotiated collectively as appropriate- and in Germany will be aligned with the respective tariff agreements.

For terms and conditions of employment of existing Ford employees who transfer to Newco at the time of Legal Separation in the U.K. and Germany, Newco will adopt and honour the outcome of the Ford collective agreements in the respective countries.

COLLECTIVE AGREEMENTS

All existing Ford collective agreements, in particular Investment and Plant Security Agreements and the Employment Security and Investment Statements (thereafter "Investment Agreements") will be fully adopted by Newco.

Existing apprentice training programs will be continued.

EMPLOYEE REPRESENTATION

In Germany, Newco will become a member of the Employers Association of the Metal Industry. Plant and corporate employee representation arrangements will be established according to applicable legal and tariff provisions.

In the United Kingdom:

     - current Ford employees who transfer to Newco at the time of Legal Separation will continue to be represented by the existing Ford Procedure and bargaining arrangements for 6 years after Legal Separation. Ford National Bargaining Committees will include management representatives of Newco as appropriate.

     - thereafter Newco will establish local and national representation and bargaining arrangements for all Newco employees in the existing UK Ford locations which transfer to Newco at the time of Legal Separation.

     - separation of Newco representation arrangements from Ford earlier than provided for in this agreement may take place if it is agreed by all parties that this is mutually beneficial.

     - representation in inspect of new Newco employees hired following the Legal Separation of Newco from Ford, will be the subject of discussion between Ford, Newco and the appropriate national unions in the UK.

The existing in-plant representation structures and processes in Charleville will continue and are not affected by this agreement.

Newco will establish a new independent European works Council.

SOURCING

In recognition of the commitment contained within this agreement that Newco will maintain terms and conditions for existing employees who transfer to Newco that mirror Ford conditions for the duration of their employment (lifetime protection), Ford management commits to provide sourcing to Newco in Europe as described within the following Sourcing Agreement:

The following principles apply in respect of the sourcing of Ford business to the afore-mentioned Newco plants and the allocation of work to the Newco engineering, development and other Newco staff and hourly support activities in these countries.

In order to facilitate the business development of the Newco activities named above and based on the Company's intention to transfer existing Ford employees in these facilities to Newco as Newco employees at the date of separation, Ford and Newco management confirm their on-going commitment to these activities and will comply in full with the existing investment Agreements which affect these facilities, and meet the legal responsibilities arising from them.

Specifically, replacement work will be substituted for the B-Car instrument panel and Transit grill that have not been sourced to Visteon in the next product cycle. A decision on substitute work will be made by 30 June 2000.

In addition, management commits to take the necessary steps to provide the opportunity to enhance or develop a viable business situation for these plants and the Newco engineering and other Visteon staff and hourly support activities.

To achieve this and, in particular, to address the concerns regarding plant closures. Ford management commits to provide these facilities with the sourcing for existing Ford products for the life of the present vehicle sourcing cycle plus one further vehicle sourcing cycle (to include CD208 and the replacement for the present Galaxy), and as a minimum for the period committed in the existing investment Agreements. This commitment also includes all current components in Newco plants which will have successor part in C1/CD platform vehicles in the next vehicle sourcing cycle. Minor facelifts will not constitute a new vehicle sourcing cycle.

The "Program Cycle Plan" and "Current Visteon Sourcing Plan" documents attached to the two original master copies of this agreement are part of the agreement.

To support this agreement, Newco recognizes its responsibility to ensure that the Ford products sourced to these facilities must be viable, profitable, reflect technological advances (e.g. electronics, moulding, transmissions, machining etc.) and meet competitive price criteria. Where Newco is not able to immediately match the competitive price on products included in the above, for the future committed product sourcing cycle, it will commit to bid on a competitive basis, at a minimum level of breakeven plus the cost of capital and to make up any remaining competitive price differences in equal increments across the life of the product sourcing. (But in any event in equal increments across a maximum 5 year period). The difference between the competitive price and the Newco price (at a minimum level of breakeven plus the cost of capital) at the date of Legal Separation will be shared equally between Ford and Newco over the 5-year period, in line with the following formula:

     - Newco commits to reduce the difference in 5 equal steps of 20%, so that the difference is eliminated at the end of the 5-year period.

     - Ford pays for 100% of the difference in the first year, 80% in the second year, 60% in the third year, 40% in the fourth year and 20% of the difference in the fifth year.

The achievement of employment security will ultimately be governed by the level of efficiency and competitiveness achieved in each Newco facility. As today, this will require the on-going cooperation of management, unions, Works Council, employee representatives and employees.

The product cycle plan upon which these commitments are based is clearly subject to change. Where these changes negatively impact the sourcing of Ford product to these Newco facilities, alternative sourcing will be identified by Ford to replace any shortfalls in sourcing based on existing investment and product sourcing cycle plan commitments. However, where sourcing is impacted by market driven changes. Ford will not be required to provide alternative sourcing.

These commitments reflect Ford management's intention in respect of the Newco business units identified above and serve as an underpin to ensure their viability. Where future alternative sourcing opportunities can be generated for these business units, for example from Ford, other OEM's, or other suppliers, such new work may be substituted for existing Ford work sourced to Newco where it makes business sense to do so, provided the spirit and intent of this Agreement is maintained and there is no detriment to the Newco business unit(s) concerned.

Ford and Newco management commit that this agreement will transfer to any successor company.

Newco will be included in future Ford market tests for parts within their product range, and will be considered by Ford. Ford and Newco management and the Ford Sourcing Council will adhere to agreed sourcing procedures and this agreement.

FUTURE FORD RESTRUCTURING ACTIONS

This agreement on treatment of employees related to Newco separation from Ford will not set a precedent for any future restructuring actions in Europe.

In the event that it is necessary, within a 5 year period from the date of this agreement, to establish a joint venture or initiate a spin-off involving any of the existing European Ford plants or other facilities the Company commits that the existing Ford employees in the affected location (s) at the time of the joint-venture or spin-off will work in the new business but will remain Ford employees. Normal practices on mobility (transfers and loans) of labour will continue to apply.

Existing employees at the time of the establishment of the new organization may elect to voluntarily transfer their employment to the new organization at any time.

Where both sides agree it is beneficial to make changes to the above arrangements in a particular case, than changes will be made by mutual agreement.

GENERAL

     1. The parties to this agreement commit to implementing this agreement at the national level.

        A joint working group shall be set up with Ford management and the FEWC Select Committee. This working group shall monitor the implementation of this agreement and shall take a decision in the case of any dispute regarding its interpretation.

     2. After Legal Separation, Newco management shall be responsible for adherence to this agreement vis-a-vis the corresponding Newco employee representatives. In the case of disagreements between Newco management and the corresponding employee representatives that arise from different interpretations of this agreement, the procedure described under 1) above may be applied.

     3. Where Newco management and employee representatives agree it is beneficial to make changes to the agreement, then changes will be made by mutual consent and after prior concurrence by the working group.

                                                        Cologne, 25 January 2000

Signatures:

/s/ JR Walker                  /s/ RH Marcin
----------------------         -----------------
    JR Walker                      RH Marcin

/s/ DW Thursfield
----------------------         -----------------
    DW Thursfield                  NV Scheele

----------------------         -----------------
    PJ Pestillo                    JA Nasser

FEWC Members:                                                 Visteon Employee
                                                              Representatives:
                                        5

                                  SCHEDULE 3.11

                              NON-US PENSION PLANS

         GENERAL

         In general, pensions in non-US locations will be dealt with in accordance with the general principles for Ford Business Employees, but recognizing the need to comply with local agreements and with local law and regulation. Specific provisions which apply to the major locations are set out below. In the event of conflict, local agreements and local law take precedence.

         1)       BRITAIN

                  a) As soon as practicable, and in any event no later than 6 months after Distribution Date, Visteon will establish pension plans ("Mirror Plans") which have the same provisions as existing in the Ford pension plans and are capable of accepting a transfer of Guaranteed Minimum Pensions and Protected Rights;

                  b) During a participation period which expires on the earlier of (i) 6 months after the Distribution Date or (ii) when the appropriate Mirror Plans were established, Visteon Employees may remain contributing members of the Ford pension plan and will continue to accrue benefits;

                  c) Shortly before the Mirror Plans are established, both Ford and Visteon shall, if legally necessary, seek the consent of active Visteon Employees to a transfer of the past service benefits from the Ford pension plans to the Visteon Mirror Plans;

                  d) The obligations to be assumed by the Mirror Plans comprise pension accrued under the applicable Ford pension plan, and, in respect of service completed in the future, corresponding benefits for future service;

                  e) During the period after the Distribution Date if such employees are accruing benefits in the Ford pension plans, Visteon shall contribute to those plans such contributions as Ford's Actuary advises as, together with employee contributions, meets the cost of accruing benefits (including death in service benefits) and administration costs;

                  f) To the extent permitted by and in accordance with applicable law, Ford shall cause to be transferred, from each Ford pension plan, assets that shall equal the present value of the past service obligations (including the effect of assumed future pay increases) assumed by the Mirror Plans, provided that the present value so calculated shall not exceed the share

CONFIDENTIAL
                           of plan assets applicable to the transferring group ("Transfer Value");

                  g) The date for valuing the past service obligation referred to above ("Valuation Date") shall be the Distribution Date or a convenient date within 30 days thereof;

                  h) The method and assumptions to be used in calculating the present value in f) above shall be those recommended by Ford's Actuary for funding valuations as at March 31, 2000 updated to reflect changes in market conditions between March 31, 2000 and the Valuation Date, unless both sides jointly agree to other assumptions as being at least as fair and equitable;

                  i) To recognize the period between the Valuation Date and the physical date of asset transfer, the asset transfer computed as at the Valuation Date shall be increased by any contributions subsequently paid by Visteon on behalf of transferring employees (except that part relating to administration expenses and relating to the cost of death in service benefits) and paid by the employees themselves. The asset transfer shall be reduced by any unpaid contributions referred to in e) above. Interest shall be added on the Transfer Value and to subsequent adjustments at the rate equivalent to the Ford pension plan return up to the start of the calendar month prior to the final asset transfer, and at 30 Day UK Treasury Bill rate on that date and published in the Financial Times for the remaining period;

                  j) Visteon recognizes that Ford concluded recent union agreements which included processes potentially leading to pension plan mergers. Visteon shall co-operate with Ford in determining how best to integrate the establishment (including timing) of Mirror Plans with the agreed Ford process concerning the proposed pension plan mergers;

                  k) For the duration of their employment with Visteon, terms and conditions of existing Ford employees who transfer to Visteon will mirror Ford conditions (including post retirement discretionary pension in payment increases). Visteon will meet the cost of such discretionary and other changes; and

                  l) In respect of new hires, Visteon will develop a plan which shall take due regard to the independence of Ford and Visteon.

         2)       GERMANY

                  a) It is recognized that Ford Business Employees in Germany participate in three pension plans:

                           - Foveruka: A Support Fund whose assets include deferred and

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                                       3

                                    immediate annuity contracts with Alte
                                    Leipziger insurance company. Foveruka covers hourly employees, employees in SG 1-6 and, with minor exceptions, employees promoted from SG 6 in 1993 or later, and new hires after that date;

                           - Exempt Statut Plan: An unfunded book reserve plan covering employees in SG 7-11 on December 31, 1992; and

                           - Management Statut Plan: An unfunded book reserve covering employees in SG 12 and above on December 31, 1992;

                  b) Ford Business Employees who transfer their employment from Ford to Visteon and who, as of the Transfer Date, participate in Foveruka will, with the approval of its Management Board, continue participation in Foveruka;

                  c) Ford Business Employees who transfer their employment from Ford to Visteon and who, as of the Transfer Date, participate in the Exempt Statut and Management Statut Plans will continue to participate in the applicable Exempt Statut or Management Statut Plan. Visteon will assume the obligations with respect to the Ford Business Employees who are transferred to Visteon as of the Transfer Date under the applicable Exempt Statut or Management Statut Plan. Visteon will retain the benefit structure as in effect for the Ford book reserve plans;

                  d) The obligations that Visteon assumes in respect of the Exempt Statut and Management Statut Plans relate to past service and, to the extent that employees remain in service, future service;

                  e) There will be no asset transfer from Ford to Visteon in respect of the transfer of these book reserve plan obligations to Visteon;

                  f) In respect of new hires, Visteon will develop a plan which shall take due regard to the independence of Ford and Visteon;

                  g) Visteon will make application to the Foveruka to continue participation for both past service and future service of present plan participants. Ford will assist in the application process and does not envision any restriction to participation by Visteon. Ford will support continued participation by Visteon in the Foveruka and will also support continued administration by the Foveruka of the Exempt Statut and Management Statut Pension Plans.

                  h) Visteon will meet all costs in respect of their Foveruka and book reserve obligations as described above including the cost of any post-retirement increase to be granted in the future, and potential cost for administration of Visteon's participants in Foveruka, and Foveruka's administration of the

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                                       4

                           Exempt Statut Plan and Management Statut Plan with respect to Visteon participants

         3)       FLOW BACKS WITHIN 5 YEARS (BRITAIN AND GERMANY)

                  a) In accordance with the provisions of the European Works Council agreement, Ford and Visteon jointly agree that:

                           i) Visteon Employees who had been Ford Business Employees who return to Ford without a break in Visteon service within 5 years of the Distribution Date shall be reinstated in the appropriate Ford pension plan;

                           ii) They shall be credited with pensionable service equal to the aggregate of their service with Ford and with Visteon; and

                           iii) Such credited service shall be conditional on

                                    -        Where legally required, the
                                             employee giving his/her consent to
                                             the appropriate transfer of pension
                                             plan assets and obligations

                                    -        Ford receiving the corresponding
                                             transfer of assets as described
                                             below.

                  b) The assets to be transferred from Visteon to Ford shall comprise in respect of each individual:

                           i)       Britain (Fund to Fund)

                                    -        The pension plan asset relating to
                                             pre-Distribution Date service first
                                             transferred to Visteon's mirror
                                             plans, increased with interest at
                                             the rate described in 1i) of this
                                             Schedule

                                    -        The actuarial equivalent of the
                                             pension accrued in the mirror plan
                                             for service after the Distribution
                                             Date as determined by Visteon's
                                             Actuary but based on assumptions
                                             acceptable to Ford as being
                                             reasonably consistent with 1h);

                           ii)      Germany - Foveruka

                                    -        In respect of pre-Distribution Date
                                             service, no compensation is
                                             required in excess of the Alte
                                             Leipziger asset

                                    -        In respect of post-Distribution
                                             Date service, a cash amount shall
                                             be paid from Visteon to Ford equal
                                             to excess of the liabilities
                                             assumed by Ford (computed on a US
                                             GAAP ie SFAS 87 basis) over the
                                             Foveruka assets; and

                           iii)     Germany - Book Reserve

                                    -        In respect of both pre-and post
                                             Distribution Date service, a cash
                                             amount from Visteon to Ford equal
                                             to the liabilities to be assumed by
                                             Ford calculated on a US GAAP ie
                                             SFAS 87 basis.

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                                       5

         4)       BRAZIL

                  a) It is recognized that Ford Business Employees in Brazil participate in a single funded pension plan covering Ford employees and Ford Business Employees;

                  b) Until an employee retires, the pension plan operates on a defined contribution basis;

                  c) Both Ford and Visteon agree to contribute to the individual accounts of their own employees so there is no subsidy from Ford to Visteon, or Visteon to Ford;

                  d) It is recognized that whereas Ford employees' accounts are fully funded, there was a shortfall in the Ford Business Employees' accounts in respect of pre-1995 contribution credits, of R$12,495,000 as at December 31, 1999. Visteon agrees that it will meet the cost of this shortfall before the affected individuals retire but no later than fifteen years from the Distribution Date;

                  e) As soon as practicable, and in any event no later than 9 months after Distribution Date unless the Parties agree otherwise, Visteon will establish a plan which is acceptable to Ford. These proposals shall be reviewed with the local Ford company and, before implementation reviewed by HR and Treasury staff of Ford Motor Company (US). Visteon recognizes that any plan would be designed so that Ford assumes no obligations nor any costs in respect of Visteon participants.

                  f) In the event of Visteon establishing its own pension plan, the assets to be transferred to that plan shall comprise:

                           i) For active employees, an amount equal to their account balances to the extent that these are funded;

                           ii) For retirees, the actuarial value based on assumptions acceptable to Ford, of the pensions being transferred; and

                  g) While participating in the pension plan, Visteon agrees to meet its share of the plan's administration costs.

         5)       OTHER LOCATIONS (MEXICO, JAPAN, AND FRANCE)

                  a) As soon as practicable, and in any event no later than 6 months after Distribution Date, Visteon will prepare proposals for handling the pension arrangements of Ford Business Employees who participate in a Ford pension plan.

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                                       6

                  b) These proposals shall be reviewed with the local Ford company and, before implementation reviewed by HR and Treasury staff of Ford Motor Company (US).

                  c) Visteon recognizes that any plan would be designed so that Ford assumed no obligations nor any costs in respect of Visteon participants.

                  d) Any transfer of assets out of a Ford pension plan would be limited to the actuarial value of past service liabilities similarly transferred, where such liabilities are computed using assumptions consistent with US GAAP.

         6)       INCENTIVISED EARLY RETIREMENT PROGRAMS (ALL LOCATIONS)

                  a) Visteon will meet the cost of such programs in respect of their employees whether these programs occur before or after Distribution Date; and

                  b) The pension expense in these programs will be computed as the increase in projected benefit obligation in accordance with the provisions of SFAS 88.

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                                  ATTACHMENT A

   FORD SALARIED UNIONS APPLICABLE TO FORD BUSINESS EMPLOYEES - UNITED STATES

1. Collective Bargaining Agreement between Ford Motor Company and the UAW Salaried Bargaining Units dated September 15, 1999

2. Collective Bargaining Agreement between Ford Motor Company and Plant Protection Association, National (effective January 29, 1999 - April 30, 2001)